Exhibit 4.1

Execution Version

PLAYA RESORTS HOLDING B.V.,

as Issuer

THE GUARANTORS NAMED HEREIN,

as Guarantors

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

8.000% SENIOR NOTES DUE 2020

INDENTURE

Dated as of August 9, 2013

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture

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INDENTURE, dated as of August 9, 2013, among PLAYA RESORTS HOLDING B.V., a besloten ven-nootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands (the “Company”), as issuer, the Guarantors named on the signature pages hereto, as Guarantors, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 8.000% Senior Notes due 2020 of the Company (the “Notes”).

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01 Definitions

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the initial outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person, Indebtedness or Preferred Stock of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person and not incurred in contemplation thereof.

“Acquisition” means the acquisition, either directly or through the acquisition of the Capital Stock of a Person, of (1) the following four properties (including, without limitation, all assets, licenses and related operations located in such properties): Hotel Gran Caribe Real, Hotel Gran Porto Real, Hotel The Royal Cancun and Hotel The Royal Playa del Carmen, all of them located in Mexico; (2) the following property, asset management or marketing companies: (A) BD Real Resorts, S. de R.L. de C.V. and its subsidiaries: Riviera Porto Real, S.A. de C.V., The Royal Cancun, S. de R.L. de C.V., Hotel Gran Caribe Porto Real, S.A. de C.V. and Royal Porto S.A. de C.V., (B) Playa Management USA, LLC and its subsidiary—Playa Management, LLC, (C) IC Sales, LLC, (D) Beach Tour Sales, LLC, and (E) Perfect Tours NV; (3) the resort Ritz Carlton Golf and Spa Rose Hall Jamaica (including, without limitation, all material assets and transferable licenses owned by Rose Hall Resort, L.P. and with respect to such resort, except that the golf course lease will be terminated) located in Jamaica; and (4) the following eight properties (including, without limitation, all assets, licenses and related operations located in such properties) currently owned indirectly by the Spanish company Playa Hotels and Resorts, S.L.: Hotels Dreams Palm Beach, Dreams Punta Cana Hotel, Hotel Barceló Los Cabos, Dreams Cancun Hotel, Dreams Puerto Aventuras Hotel, Secrets Capri Hotel, Dreams Puerto Vallarta Hotel and Hotel Dreams La Romana and located in The Dominican Republic and Mexico, and all transactions, restructurings and capital contributions in connection with such acquisitions.

“Acquisition Agreement” means the various agreements that contemplate the Acquisitions, as amended, supplemented or modified from time to time, in accordance with their respective terms.

“Additional Notes” means, subject to the Company’s compliance with Section 4.09 hereof, 8.000% Senior Notes due 2020 issued from time to time after August 9, 2013, under the terms of this Indenture (other than those issued pursuant to Sections 2.06, 2.07, 2.10, 3.07, 3.10, 4.17 or 9.04 of this Indenture).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, as determined by the Company, with respect to any Note on any Redemption Date, the greater of: (i) 1.0% of the principal amount of the Note, or (ii) the excess of: (a) the present value at such Redemption Date of (A) the Redemption Price of the Note at August 15, 2016 (such Redemption Price being set forth in the table appearing in Section 3.08), plus (B) all remaining required interest payments due on the Note through August 15, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points; over (b) the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interest in any Global Note, the rules and regulations and procedures of the Depositary that apply to such transfer or exchange.

“Asset Sale” means (i) the sale, lease, conveyance or other disposition (collectively, “dispositions”) of any assets or rights (including, without limitation, by way of a Sale and Leaseback Transaction) and (ii) the issuance of Equity Interests by any Restricted Subsidiary or the disposition by the Company or a Restricted Subsidiary of Equity Interests in any of the Company’s Restricted Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary of the Company), in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that has a fair market value in excess of $25 million or (b) for Net Proceeds in excess of $25 million.

Notwithstanding the foregoing, the following will be deemed not to be Asset Sales:

(i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(iii) a Permitted Investment or Restricted Payment that is permitted by Section 4.10 hereof; (iv) a disposition of Cash Equivalents solely for cash or other Cash Equivalents;

(v) a disposition in the ordinary course of business of used, worn-out, obsolete, damaged or replaced equipment and property no longer used or useful in the conduct of the business of the Company or the Restricted Subsidiaries;

(vi) the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Company or any of its Restricted Subsidiaries, as applicable; (vii) the lapse or abandonment in the ordinary course of business of any registrations or application for registration of any patents, trademarks, copyrights, and other intellectual property rights not necessary in the conduct of the business of the Company and its Restricted Subsidiaries;

(viii) any disposition of properties or assets that is governed by Section 4.17 hereof or Section 5.01 hereof;

(ix) the granting or incurrence of any Permitted Lien or Lien incurred in compliance with Section 4.11;

(x) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims;

(xi) sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(xii) any disposition deemed to occur with creating or granting a Lien not otherwise prohibited by this Indenture;

(xiii) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(xiv) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition or use of such property;

(xv) the unwinding of any Hedging Obligations in the ordinary course of business;

(xvi) to the extent allowable under Section 1031of the Internal Revenue Code of 1986, as amended, or any similar provision of foreign law, any exchange of like property (excluding any “boot” thereon) for use in a Similar Business;

(xvii) any sale, transfer or other disposition of an Investment in a joint venture to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture and similar agreements to the extent otherwise permitted under this Indenture;

(xviii) sales or leases of inventory, equipment, accounts receivables or other current assets in the ordinary course of business or the sale or other disposition of cash or Cash Equivalents;

(xix) the settlement or write-off of accounts receivables in the ordinary course of business;

(xx) sales of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(xxi) dispositions of property pursuant to Sale and Leaseback Transactions.

“Bankruptcy Law” means Title 11, U.S. Code or any similar foreign, federal or state law for the relief of debtors, as amended.

“Board of Directors” means, with respect to (i) a corporation, the board of directors of the corporation; (ii) a partnership, the Board of Directors of the general partner of the partnership; and (iii) any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a duly adopted resolution of the Board of Directors of the Company in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a designated place of payment of the Notes are authorized or required by law, regulation or executive order to remain closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with IFRS or GAAP, as applicable.

“Capital Stock” means (i) in the case of a corporation, corporate stock or shares, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) U.S. Dollars, pound sterling, pesos, euros, Jamaican dollars or such local currencies held by a Restricted Subsidiary from time to time in the ordinary course of business; (b) marketable obligations issued or unconditionally guaranteed by the U.S. or any member of the European Union, or issued by any agency of the U.S. and backed by the full faith and credit of the U.S. or a member of the European Union, as applicable, in each case maturing within two years from the date of acquisition;(c) short-term investment grade domestic and eurodollar certificates of deposit or time deposits that are fully insured by the Federal Deposit Insurance Corporation or are issued by commercial banks organized under the laws of the U.S. or any of its states, the District of Columbia or is a member nation of the Organization for Economic Cooperation and Development or

is the principal banking Subsidiary of a bank holding company organized under the laws of the U.S. any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, having combined capital, surplus and undivided profits of not less than $250 million or $100 million in the case of any non-U.S. bank (as shown on its most recently published statement of condition) with maturities not to exceed two years from the date of acquisition; (d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper and similar obligations rated “P-2” by Moody’s Investors Service, Inc. (“Moody’s”) or “A-2” by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”); (e) readily marketable tax-free municipal bonds of domestic issuers rated “A-2” or better by Moody’s or “A” or better by S&P, and maturing within two year from the date of issuance; (f) mutual funds or money market accounts investing primarily in items described in clauses (a) through (e) above; (g) securities with average maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an Investment Grade rating from either S&P or Moody’s (or the equivalent thereof); (h) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by a financial institution meeting the qualifications specified in clause (c) above; (i) Investments, classified in accordance with IFRS or GAAP, as applicable, as current assets of the Company or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250 million, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (b) through (h); and ( j) in the case of any Foreign Subsidiary, instruments equivalent to those referred to in clauses (b) through (i) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction.

“Change of Control” means, with respect to the Company or any successor Person permitted under Article 5 hereof, the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), except for a Permitted Holder, acquires “beneficial ownership” (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding shares of Voting Stock of the Company, measured by voting power rather than number of shares; (b) the Company consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets to any Person, except, in each case, to a Permitted Holder, or any other corporation merges into the Company and, in the case of any such transaction, the outstanding common stock of the Company is changed or exchanged as a result, unless the shareholders of the Company immediately before such transaction own, directly or indirectly, at least 51% of the outstanding shares of Voting Stock of the corporation resulting from such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction; or (c) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Clearstream” means Clearstream Banking, S.A.

“Closing Date” means August 9, 2013.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Commission” means the Securities and Exchange Commission.

“Company” means Playa Resorts Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, and any successor thereto pursuant to Article 5 hereof.

“Company Request” or “Company Order” means a written request or order signed in the name of the Company (i) by its Chairman, a Vice Chairman, its President, Senior Vice President or a Vice President and (ii) by its Treasurer, an Assistant Treasurer, its Secretary or an Assistant Secretary and delivered to the Trustee; provided, however, that such written request or order may be signed by any two of the Officers or directors listed in clause (i) above in lieu of being signed by one of such Officers or directors listed in such clause (i) and one of the Officers listed in clause (ii) above.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with a disposition of assets, (ii) provision for taxes based on income, profits or capital gains of such Person and its Restricted Subsidiaries for such period, including, without limitation, federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations and any tax distributions, (iii) Consolidated Interest Expense, (iv) cash severance payments, restructuring costs and acquisition integration costs, recruiting, relocation and equity-based compensation expenses, costs associated with facilities openings (including pre-opening expenses), closings and consolidations and any one time expense relating to other transaction costs, including those associated with becoming a standalone entity or a public company, (v) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Indenture including a refinancing thereof and any amendment or modification to the terms of any such transactions, (vi) insurance proceeds received in cash under policies of business interruption insurance (or under policies of insurance which cover losses or claims of the same character or type), (vii) unusual or non-recurring charges, expenses or losses (including litigation settlements), (viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA, (ix) the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary, minus the amount of dividends or distributions that are paid in cash by such non-wholly owned Restricted Subsidiary to such third party; provided that the amount of such cash dividends or distributions deducted pursuant to this clause (ix) in any period shall not exceed such third party’ s pro rata share of the Consolidated EBITDA (to the extent positive) of such non-wholly owned Restricted Subsidiary for such period; (x) currency translation losses related to currency remeasurements of Indebtedness (including the net loss (i) resulting from Hedging Obligations for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other net changes in foreign exchange; and (xi) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (xii) non-cash items increasing such Consolidated Net Income, in each case, for such period without duplication on a consolidated basis and determined in accordance with IFRS or GAAP, as applicable.

“Consolidated Interest Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, repays or otherwise retires any Indebtedness (other than revolving credit borrowings in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption, repayment or retirement of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making any computation pursuant to the Consolidated Interest Coverage Ratio, (i) (a) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions and (b) other transactions consummated by the Company or any of its Restricted Subsidiaries with respect to which pro forma effect may be given pursuant to Article 11 of Regulation S-X under the Securities Act, in each case during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated EBITDA for such reference period shall be calculated on a pro forma basis consistent with Article 11 of Regulation S-X under the Securities Act without giving effect to clause (iii) of the proviso set forth in the definition of “Consolidated Net Income,” (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS or GAAP, as applicable, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (iii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with IFRS or GAAP, as applicable, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent (x) that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date, or (without duplication) (y) such Consolidated Interest Expense is less than the Consolidated EBITDA attributable to such discontinued operations for the same period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of one year). Interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with IFRS or GAAP, as applicable. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated Interest Expense” means with respect to any Person for any period the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued, (iii) any interest expense for such period on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), in each case, on a consolidated basis and in accordance with IFRS or GAAP, as applicable, and (iv) any Preferred Stock dividends paid in cash by the Company or any of its Restricted Subsidiaries to a Person other than the Company or any of its Restricted Subsidiaries, determined, in each case, on a consolidated basis and in accordance with IFRS or GAAP, as applicable.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS or GAAP, as applicable; provided that (i) the net income (but not loss) of any Person that is not a Restricted Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) by such Person during such period to the referent Person or a Restricted Subsidiary thereof, (ii) premiums paid and the write-off of any unamortized balance of original issue discount in connection with a redemption of, or tender offer for, the Notes by the Company and amortization of debt issuance costs shall be excluded, (iii) the cumulative effect of a change in accounting principles shall be excluded, (iv) non-cash compensation expenses incurred in respect of stock option plans shall be excluded, (v) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be incurred under this Indenture (in each case, whether or not successful), in each case, shall be excluded, (vi) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Restricted Subsidiaries) in amounts required or permitted by IFRS or GAAP, as applicable, or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded, (vii) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on discontinued operations shall be excluded, (viii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) shall be excluded, (ix) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded, (x) any impairment charges or asset write-offs, in each case pursuant to IFRS or GAAP, as applicable, and the amortization of intangibles arising pursuant to IFRS or GAAP, as applicable, shall be excluded, (xi) any (a) one-time non-cash compensation charges, (b) costs and expenses after the Closing Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded, and (xii) accruals and reserves that are established or adjusted within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with IFRS or GAAP, as applicable, or as a result of adoption or modification of accounting policies shall be excluded.

“Consolidated Secured Leverage Ratio” means the ratio of (i) the aggregate of all consolidated Indebtedness secured by a Lien on the assets of such Person and its Subsidiaries that would be required to be reflected on a consolidated balance sheet of the Person prepared in accordance with IFRS or GAAP, as applicable, at the end of the most recent fiscal period for which financial information is available to (ii) the aggregate Consolidated EBITDA of such Person for the prior four fiscal quarters (treated as one period) for which financial information in respect thereof is available immediately preceding such date, and in each case, calculated on a pro forma basis.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation; or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors immediately following the consummation of the Formation Transactions, or (ii) was elected to such Board of Directors in the general meeting of shareholders of the Company by a majority of shareholders that were shareholders immediately following the consummation of the Formation Transactions or their respective Affiliates or successors.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any particular time its corporate trust business in Pittsburgh, Pennsylvania shall be principally administered, which office as of the date of this instrument is located at 525 William Penn Place, 38th Floor, Pittsburgh, PA 15259, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 101 Barclay Street, New York, New York 10286; Attention: Corporate Trust Division - Corporate Finance Unit, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Company.

“Credit Agreement” means that certain Credit Agreement, dated as of August 9, 2013, by and among the Company, the Lenders named therein, and Deutsche Bank Trust Company Americas, as Administrative Agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Notes” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to any Global Note, the Person specified in Section 2.03 hereof as the Depositary with respect to such Note, until a successor shall have been appointed and become such pursuant to the applicable provision of this Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Guarantors” means the Guarantors that own real property located in Dominican Republic and Jamaica that consist of Inversions Vilazul S.A.S, Playa Romana Mar B.V., Playa Cana B.V. and Playa Hall Jamaican Resort Limited and any successor entity of such Guarantor that owns the property of such Guarantor as of the date of the Formation Transactions, but only for so long as such entity is a Guarantor hereunder.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Senior Indebtedness” of any Designated Guarantor means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on Indebtedness under the Credit Agreement of such Designated Guarantor, whether outstanding on the Closing Date or thereafter created, incurred or assumed, including, without limitation, the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts constituting Indebtedness under the Credit Agreement owing in respect of:

(1)	all monetary obligations of every nature, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2)	all hedging obligations under the Credit Agreement otherwise permitted under this Indenture;

in each case whether outstanding on the Closing Date or thereafter incurred.

Notwithstanding the foregoing, “Designated Senior Indebtedness” shall not include:

(1)	any Indebtedness of such Designated Guarantor to any Parent Entity or any of its Subsidiaries;

(2)	Indebtedness to, or guaranteed on behalf of, any director, officer or employee of any Parent Entity or any of its Subsidiaries (including, without limitation, amounts owed for compensation);

(3)	that portion of any Indebtedness incurred in violation of Section 4.09 or secured in violation of Section 4.11;

(4)	Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Designated Guarantor; and

(5)	any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Designated Guarantor.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring on or prior to 91 days after the date on which the Notes mature shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the terms of Section 4.10 hereof; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that, is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of (i) Capital Stock of the Company or (ii) any Parent Entity to the extent the net cash proceeds thereof are contributed to the common equity capital of the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company, other than (a) public offerings with respect to the Company or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8; and (b) issuance to any Subsidiary of the Company.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth in Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Company and the Company’s Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date hereof and Indebtedness of Affiliates of the Company in existence on the date hereof that is or will be required to be consolidated on the Company’s balance sheet in accordance with IFRS or GAAP, as applicable, including any Indebtedness in connection with the Formation Transactions, whether consummated before or after the date hereof.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

“Formation Transactions” means, collectively, (i) the execution, delivery and performance by the Company and the other parties thereto of the Credit Agreement and the making of the borrowings thereunder, (ii) the issuance of the Notes, (iii) the consummation of the Acquisition and any other transactions contemplated by the Acquisition Agreement, (iv) the acquisition of the management company that manages certain resorts acquired in the Acquisition, (v) Hyatt Investment, and (vi) the agreements and arrangements entered into in connection with the foregoing transactions.

“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board’s Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States on the Closing Date.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with this Indenture.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantor” means (i) each of the Company’s Restricted Subsidiaries that are party to this Indenture upon the consummation of the Formation Transactions and (ii) each other Person that becomes a guarantor of the obligations of the Company under the Notes and this Indenture from time to time in accordance with the provisions of this Indenture, and their respective successors and assigns; provided, however, that “Guarantor” shall not include any Person that is released from its Guarantee of the obligations of the Company under the Notes and this Indenture as provided in Article 12 hereof.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap, cap or collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

“Holder” means a Person in whose name a Note is registered.

“Hyatt” means Hyatt International Corporation and its Affiliates.

“Hyatt Investment” means the capital contribution as of the Closing Date by Hyatt of $325 million in exchange for preferred shares and ordinary shares of Playa Hotels & Resorts B.V.

“IFRS” means international financial reporting standards as issued by the International Accounting Standards Board as adopted by the European Union which are in effect on the Closing Date.

“Indebtedness” means, with respect to any Person, without duplication, (i) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers’ acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than one year after taking title to such property) or services or representing any Hedging

Obligations, except any such balance that constitutes an accrued expense or trade payable and excluding any such balance or unpaid purchase price to the extent that it is either required to be or at the option of such Person may be satisfied solely through the issuance of Equity Interests of the Company that are not Disqualified Stock, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with IFRS or GAAP, as applicable; (ii) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person, the amount of such obligation, to the extent it is without recourse to such Person, being deemed to be the lesser of the value of such property or assets as determined in good faith by the Company or the amount of the obligation so secured); (iii) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person; provided, however, that (1) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with IFRS or GAAP, as applicable, (2) Indebtedness shall not include any liability for, or bond issued to guarantee the payment of, federal, state, local or other taxes, Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, deferred or prepaid revenues, purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, and (3) Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Company or any of the Restricted Subsidiaries, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries on a consolidated basis in connection with such disposition.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co.

“Interest Payment Date” means each February 15 and August 15.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another Rating Agency.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) investments in any fund that invests exclusively in investments of the type described in clause (i), which fund may also hold immaterial amounts of cash pending investment and/or distribution, and (iii) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, payroll, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS or GAAP, as applicable, excluding, however, capitalized investments, trade accounts receivable, trade credits and bank deposits made in the ordinary course of business consistent with past practice. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company or such Restricted Subsidiary shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the fourth paragraph of Section 4.10 hereof.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional, sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a Lien).

“Master Development Agreement” means that certain Master Development Agreement dated August 12, 2013 entered into by the Parent Entity and Hyatt, as amended, supplemented or modified from time to time, in accordance with its terms.

“Maturity” when used in respect to any Note means the date on which the principal of (and premium, if any) and interest on such Note becomes due and payable as therein or herein provided, whether at Stated Maturity or the applicable Redemption Date and whether by declaration of acceleration, call for redemption or otherwise.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Net Income” means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with IFRS or GAAP, as applicable, and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds or Cash Equivalents proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but only as and when received, any proceeds deemed to be cash or Cash Equivalents pursuant to clause (b) of the first paragraph of Section 4.16 hereof and cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) all distributions and other payments contractually required to be made to minority interest holders of a Restricted Subsidiary or joint venture as a result of such Asset Sale, and (v) any reserve established in accordance with IFRS or GAAP, as applicable, against any liabilities associated with the asset disposed of in such transaction, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means the custodian for the Depositary of the Global Note or any successor entity thereto.

“Notes” means $300,000,000 aggregate principal amount of the Company’s 8.000% Senior Notes due 2020 issued pursuant to this Indenture on the Closing Date and any other 8.000% Senior Notes due 2020 hereafter issued in compliance with the provisions of this Indenture. The Notes issued on the Closing Date and the Additional Notes shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of such Person and with respect to the Company or a Parent Entity, a member of the board of management.

“Officers’ Certificate” means, with respect to any Person, a certificate or certification signed in the name of and on behalf of such Person by two Officers, one of which shall be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person (or its managing board, member or shareholder), and delivered to the Trustee; provided, that with respect to an Officers’ Certificate to be delivered in respect of the Company, such certificate may be signed in the name of and on behalf of a Parent Entity by two such Officers of such Parent Entity.

“Opinion of Counsel” means a written opinion from legal counsel, who may (except as otherwise expressly provided in this Indenture) be counsel for the Company or any Guarantor, who is acceptable to the Trustee, that meets the requirements of Section 13.03(c) hereof.

“Parent Company Administrative Costs” means payments to any Parent Entity in any calendar year to (i) pay reasonable and customary administrative costs and corporate overhead public company costs (including filing and auditing fees) and customary director fees, (ii) to pay premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees, (iii) to pay reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering and (iv) for any taxable period for which the Company and/or any of its Subsidiaries are members of a consolidated, combined or similar tax group (including, for the avoidance of doubt, a fiscal unity (fiscale eenheid) tax group) of which a direct or indirect parent of the Company is such Parent Entity (a “Tax Group”), to pay the portion of the consolidated, combined or similar Taxes of such Tax Group for such taxable period that is attributable to the Company and/or its Subsidiaries; provided that (a) the amount of such payments for any taxable period shall not exceed the amount of such Taxes that the Company and/or its Subsidiaries, as applicable, would have paid had the Company and/or its Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group) and (b) payments in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Company or any of its Restricted Subsidiaries for such purpose; provided that, in each case, such payments are directly attributable to the ownership or operation of the Company and its Restricted Subsidiaries.

“Parent Entity” means Playa Hotels & Resorts B.V. or any other direct or indirect parent of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to the Depositary, shall include Euroclear and Clearstream).

“Permitted Holders” means Hyatt, Farallon Capital Management, L.L.C. (“FCM”), Affiliates of, and entities managed by, FCM and members of management of FCM and the Company who own equity of the Parent Entity on the Closing Date.

“Permitted Investments” means

(i) any Investment in the Company or a Restricted Subsidiary of the Company;

(ii) any Investment in Cash Equivalents or Investment Grade Securities;

(iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company and, to the extent required under this Indenture, a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(iv) any acquisition of assets received solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(v) Investments received in connection with the settlement of any ordinary course obligations, judgments, settlements of debt or compromise of obligations owed to the Company or any of its Restricted Subsidiaries;

(vi) any Investment in a joint venture entered into by the Company or any Restricted Subsidiary if, after giving effect to such Investment, the aggregate amount of all Investments made pursuant to this clause (vi) does not exceed the greater of $25 million or 2% of Total Assets at any time outstanding;

(vii) any Investment represented by Hedging Obligations permitted under clause (ix) of the definition of “Permitted Debt”;

(viii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of Section 4.12 of this Indenture;

(ix) any Investment existing on the Closing Date or upon completion of the Formation Transactions made pursuant to any binding commitment existing on such date and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded;

(x) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to and in accordance with Section 4.16 or any other disposition of assets not constituting an Asset Sale;

(xi) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xii) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses, commission and payroll advances and other similar expenses or advances, in each case Incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any Parent Entity or to permit the payment of taxes with respect thereto;

(xiii) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of Section 4.10;

(xiv) Guarantees issued in accordance with the covenants described under Sections 4.09 and 12.01; (xv) Investments consisting of purchases and acquisitions of supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; (xvi) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(xvii) any Investment by the Company or any Restricted Subsidiary of the Company in other Restricted Subsidiaries of the Company and Investments by Unrestricted Subsidiaries in other Unrestricted Subsidiaries;

(xviii) Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits in the ordinary course of business;

(xix) any Investment in any Subsidiary or joint venture in connection with cash management arrangements or related activities in the ordinary course of business;

(xx) Investments consisting of intercompany Indebtedness between the Company and the Guarantors or between Guarantors and permitted by the covenant described under Section 4.09;

(xxi) to the extent constituting an Investment, payments to fund any retirement, benefit or pension fund obligations or contributions or similar claims, obligations or contributions;

(xxii) Investments consisting of transactions permitted by the covenants described under Section 4.09 and the transactions listed in second sentence of the definition of “Asset Sale”;

(xxiii) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers; and

(xxiv) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xxiv) not to exceed the greater of (x) 6% of Total Assets and (y) $75 million at any time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Junior Securities” means:

(1) Equity Interests in the Company or any Designated Guarantor; or

(2) debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (a) all Designated Senior Indebtedness and (b) any debt issued in exchange for Designated Senior Indebtedness substantially the same extent as, or to a greater extent than, the Designated Guarantees are subordinated to Designated Senior Indebtedness under this Indenture.

“Permitted Jurisdiction” means:

(i) any state which is a member of the European Union as of the date hereof;

(ii) Mexico; and

(iii) any jurisdiction in which a Restricted Subsidiary is organized.

“Permitted Liens” means:

(i) Liens in favor of the Company or any of its Restricted Subsidiaries;

(ii) Liens securing Indebtedness (and customary obligations related thereto) permitted by clause (i) of the definition of Permitted Debt plus additional Liens securing Indebtedness in an amount such that, after giving effect to such Liens, the Company’s Consolidated Secured Leverage Ratio would not exceed or equal 3.75:1.0;

(iii) Liens on property or Equity Interests of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets or Equity Interests other than those of the Person merged into or consolidated with the Company;

(iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition;

(v) Liens incurred or pledges and deposits made in connection with workers’ compensation, unemployment insurance and other social security benefits, statutory obligations, bid, surety or appeal bonds, performance bonds, operating leases, indemnification, obligations or other obligations of a like nature incurred in the ordinary course of business (other than contracts in respect of borrowed money and other Indebtedness);

(vi) Liens existing on the date hereof or upon the completion of the Formation Transactions (other than pursuant to the Credit Agreement);

(vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with IFRS or GAAP, as applicable, shall have been made therefor;

(viii) Liens securing the Notes or any Guarantee thereof;

(ix) Liens securing Permitted Refinancing Indebtedness to the extent that the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was permitted to be secured by a Lien; provided that such Liens do not extend to any assets other than those that secured the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(x) Liens incurred by the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed the greater of $50 million or 4% of Total Assets at any one time outstanding;

(xi) judgment liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, degree or order shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

(xii) Liens securing obligations of the Company under Hedging Obligations;

(xiii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xiv) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(xv) Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection;

(xvi) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or Restricted Subsidiary;

(xvii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xviii) Liens arising from filing Uniform Commercial Code financing statements regarding leases; provided that such Liens do not extend to any property or assets which are not leased property subject to such leases or subleases;

(xix) Liens created for the benefit of all of the Notes and/or any Guarantees thereof;

(xx) encumbrances and restrictions on the use of real property which do not materially impair the use thereof;

(xxi) Liens upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits if either (1) no amounts are due and payable and no Lien has been filed or agreed to, or (2) the validity or amount thereof is being contested in good faith by lawful proceedings, reserve or other provision required by IFRS or GAAP, as applicable, has been made, and levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance;

(xxii) any interest or title of a lessor or licensor in assets being leased or licensed to the Company or any of its Restricted Subsidiaries;

(xxiii) licenses, leases, or subleases granted to third Persons which do not interfere in any material respect with the business conducted by the Company and its Restricted Subsidiaries;

(xxiv) liens to secure the performance of tenders, completion guarantees, statutory obligations, bids, contracts, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature incurred in the ordinary course of business;

(xxv) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxvi) any encumbrance, pledge or restriction (including put and call arrangements) with respect to Capital Stock of any non-majority-owned joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under this Indenture;

(xxvii) liens to secure Indebtedness (including Capital Lease Obligations) permitted by the provision described in clause (v) of the second paragraph of Section 4.09; provided that any such Lien covers only the assets acquired, constructed or improved with such Indebtedness;

(xxviii) Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(xxix) any extension, renewal or replacement, in whole or in part of any Lien described in clauses (iii), (iv), (vi) and (xxvii) of this definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect, taken as a whole, than any Lien so extended, renewed or replaced and does not extend to any additional property or assets;

(xxx) liens under licensing agreements for use of intellectual property entered into in the ordinary course of business and consistent with past practice, including, without limitation, the licensing of any intellectual property that the Company or any of its Subsidiaries determine to no longer utilize;

(xxxi) Liens incurred in the ordinary course of business not securing Indebtedness and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company and its Restricted Subsidiaries taken as a whole;

(xxxii) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(xxxiii) Liens imposed by law, such as landlords’, sub-landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s repairmen’s, suppliers’ and construction contractors’ Liens, or Liens in favor of customs or revenue authorities or freight forwarders or handlers to secure payment of custom duties, not yet overdue for more than a period of 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided, that any reserve or other appropriate provision required under IFRS or GAAP, as applicable, has been made therefor; provided further, that if no action has been taken by such third party to enforce its Lien, such Lien shall be permitted if incurred in the ordinary course of business;

(xxxiv) Liens on property subject to any Sale and Leaseback Transaction permitted under this Indenture;

(xxxv) Liens (i) on cash advances in favor of the seller of any property to be acquired pursuant to this Indenture and (ii) consisting of an agreement to dispose of any asset in a disposition permitted under this Indenture;

(xxxvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(xxxvii) Liens deemed to exist in connection with Investments in repurchase agreements pursuant to Section 4.10;

(xxxviii) Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted under this Indenture;

(xxxix) deposits of cash with the owner or lessor of premises leased and operated by the Company or any Restricted Subsidiary to secure the performance of such Person’s obligations under the terms of the lease for such premises;

(xl) Liens arising by operation of law in the United States under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(xli) Liens with respect to property or assets of the Company or any Restricted Subsidiary securing obligations in an aggregate amount outstanding at any time not to exceed $5 million in each case determined as of the date of incurrence;

(xlii) Liens on assets acquired in transactions constituting trade payables (but not constituting Indebtedness) and securing the purchase price of such assets;

(xliii) Liens or deposits that do not secure Indebtedness and are granted in the ordinary course of business to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of a Parent Entity or any Subsidiary; and

(xliv) any Lien arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Hedging Obligations and other than Indebtedness permitted to be incurred pursuant to clause (i) and clause (iv) of the second paragraph of Section 4.09 hereof) of the Company or any of its Restricted Subsidiaries; provided that: (i) the aggregate principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount of (or accreted value, if applicable), plus premium, consent fees and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date which is no earlier than the earlier of (A) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (B) 91 days following the final maturity date of the Notes; (iii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time it is incurred which is not less than the shorter of (A) the remaining Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (B) 91 days following the final maturity date of the Notes; (iv) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or any Guarantee thereof, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or such Guarantee on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (v) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means an individual, limited or general partnership, corporation, limited liability company, association, unincorporated organization, trust, joint stock company, joint venture or other entity, or a government or any agency or political subdivision thereof.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i)(A) to be placed on all Notes issued under this Indenture except as permitted pursuant to Section 2.06(f)(i)(B).

“Purchase Money Obligations” of any Person means any obligations of such Person or any of its Subsidiaries to any seller or any other person incurred or assumed in connection with the purchase of real or personal property to be used in the business of such person or any of its Subsidiaries within 180 days of such purchase.

“QIB” means a “qualified institutional buyer” as defined in Rule I44A.

“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the Notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price (exclusive of any accrued and unpaid interest thereon) at which it is to be redeemed pursuant to this Indenture.

“Regular Record Date” for the interest payable on any Interest Payment Date means the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S or sold in reliance on Rule 904 of Regulation S.

“Representative” means any agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such agent or representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness.

“Responsible Officer” when used with respect to the Trustee, shall mean any officer assigned to the Corporate Trust Division - Corporate Finance Unit (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(B) shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40 day restricted period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“S&P” means Standard & Poor’s Ratings Services and its successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation is in effect on the date hereof.

“Similar Business” means any business conducted by the Company or any of its Subsidiaries upon consummation of the Formation Transactions or any other recreation, leisure and/or hospitality business including without limitation resort ownership and/or operations, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or is reasonably ancillary thereto.

“Special Record Date” means a date fixed by the Trustee for the payment of any Defaulted Interest pursuant to Section 2.12 thereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership, joint venture, limited liability company or similar entity of which, (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means any guarantee of the obligations of the Company pursuant to this Indenture and the Notes by any Person in accordance with the provisions of this Indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. section 77a-77bbbb) as in effect on the date of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after such date, then “TIA” means, to the extent applicable and required by such amendment, the Trust Indenture Act of 1939 as so amended.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to August 15, 2016; provided, however, that if the period from the Redemption Date to August 15, 2016 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company shall obtain the Treasury Rate when applicable.

“Trustee” means the party named as such above until a successor replaces it in accordance with applicable provisions of this Indenture and thereafter means such successor.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding comply with the covenant set forth under Section 4.12 hereof.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means classes of the Capital Stock of such Person that is at the time entitled to vote in the election of directors, managers, trustees or other governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

SECTION 1.02 Other Definitions

Term	Defined in Section

“Act”	1.06
“Additional Amounts”	3.12
“Affiliate Transaction”	4.12
“Asset Sale Offer”	3.10
“Blockage Notice”	12.09
“Change in Tax Law”	3.11
“Change of Control Offer”	4.17
“Change of Control Payment”	4.17
“Change of Control Payment Date”	4.17
“Contributor”	12.07
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.12
“Designated Guarantee”	12.09
“Designated Guarantor Payment Default”	12.09

Term	Defined in Section

“DTC”	2.03
“EU Savings Tax Directive”	3.12
“Event of Default”	6.01
“Excess Proceeds”	4.16
“Expiration Date”	4.17
“Funding Party”	12.07
“Guaranteed Obligations”	12.01
“incur”	4.09
“Legal Defeasance”	8.02
“Non-Payment Default”	12.09
“Offer Amount”	3.10
“Offer Period”	3.10
“Paying Agent”	2.03
“Payment Blockage Period”	12.09
“Payment Default”	6.01
“pay on the Guarantees of the Notes”	12.09
“Permitted Debt”	4.09
“Purchase Date”	3.10
“Registrar”	2.03
“Refunding Capital Stock”	4.10
“Relevant Taxing Jurisdiction”	3.12
“Reporting Entity”	4.04
“Restricted Payments”	4.10
“Retired Capital Stock”	4.10
“Reversion Date”	4.19
“Suspension Period”	4.19
“Taxes”	3.12
“Tax Redemption Date”	3.11

SECTION 1.03 Incorporation by Reference of Trust Indenture Act

Whether or not this Indenture is qualified under the TIA, whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture, as if this Indenture were qualified under the TIA. The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Subsidiary Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee;

“obligor” on the Notes means the Company, each Guarantor and any successor obligors upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

SECTION 1.04 Rules of Construction

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS or GAAP, as applicable;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and words in the plural include the singular;

(e) unless the context otherwise requires, any reference to an “Article,” a “Section” or an “Exhibit” refers to an Article, a Section or an Exhibit, as the case may be, of this Indenture;

(f) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(g) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”;

(h) words importing any gender include the other genders;

(i) provisions apply to successive events and transactions; and

(j) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.

SECTION 1.05 Form of Documents Delivered to Trustee

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representation with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 1.06 Acts of Holders

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to TIA section 315) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.06.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by a register kept by the Registrar.

(d) If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of such Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act or to revoke any consent previously given, but the Company shall have no obligation to do so. Notwithstanding TIA section 316(c), any such record date shall be the record date specified in or pursuant to such Board Resolution, which shall be a date not more than 30 days prior to the first solicitation of Holders generally in connection therewith and no later than the date such solicitation is completed.

If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act or revocation of any consent previously given may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of Notes then outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for this purpose the Notes then outstanding shall be computed as of such record date; provided that no such request, demand, authorization, direction, notice, consent, waiver or other Act by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than nine months after the record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other Act by the Holder of any Note shall bind every future Holder of the same Note or the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(f) All Notes issued pursuant to this Indenture shall vote as one class on all matters.

ARTICLE 2.

THE NOTES

SECTION 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto with such appropriate insertions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, as designated by the Company or its counsel. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $150,000 or an integral multiple of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect transfers, exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

SECTION 2.02 Execution and Authentication.

Two Officers of the Company shall sign the Notes for the Company by manual or facsimile signature.

If an Officer of the Company whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered under this Indenture.

The Trustee shall, upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”), authenticate (i) Notes for original issue in an aggregate principal amount up to $300,000,000 on the date of this Indenture and (ii) Additional Notes from time to time as permitted under this Indenture.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with any Holder, the Company or an Affiliate of the Company. The Trustee shall not be liable for any act or failure to act of the authenticating agent to perform any duty either required herein or authorized herein to be performed by such person in accordance with this Indenture. Each authenticating agent shall be acceptable to the Company and otherwise comply in all respects with the eligibility requirements of the Trustee contained in this Indenture.

SECTION 2.03 Registrar and Paying Agent

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented or surrendered for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agents. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.07 hereof. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes.

SECTION 2.04 Paying Agent to Hold Money in Trust

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company or any Guarantor in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to distribute all money held by it to the Trustee and account for any assets distributed. Upon payment over and accounting to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company or any Guarantor, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05 Holder Lists

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company and/or the Guarantors shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

SECTION 2.06 Transfer and Exchange

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(iii) there shall have occurred and be continuing an Event of Default with respect to the Notes and the Depositary shall have requested the issuance of Definitive Notes.

Upon the occurrence of either of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (iv), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this subparagraph (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this subparagraph (iv).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(ii)(B) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iii) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to sub-paragraphs (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY OR THE TRUSTEE SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), d(iii), (e)(ii), or e(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY

MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.07, 3.10, 4.16, 4.17 and 9.04 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) Neither the Registrar nor the Company shall be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.03 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) None of the Trustee or any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Certificated Note or Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x) None of the Trustee or any Agent shall have any responsibility or obligation to any beneficial owner in a Global Note, a Depositary Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Depositary Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Depositary Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the applicable procedures. The Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, Depositary Participants and any beneficial owners. The Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Trustee or any Agent shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Depositary Participant or between or among the Depositary, any such Depositary Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Company, the Trustee, or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

SECTION 2.07 Replacement Notes

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08 Outstanding Notes

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee hereunder in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because either of the Company or an Affiliate of the Company holds a Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on the Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and interest payable on that date on the Notes (or the portion thereof to be redeemed or maturing, as the case may be), then on and after that date such Notes (or a portion thereof) shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09 Treasury Notes

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. The Company shall notify the Trustee, in writing, when the Company or any of its Affiliates repurchases or otherwise acquires Notes and the aggregate principal amount of such Notes so repurchased or otherwise acquired.

SECTION 2.10 Temporary Notes

Until certificates representing Notes are ready for delivery, the Company may prepare, and the Trustee upon receipt of an Authentication Order, shall authenticate and deliver temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company and the Trustee consider appropriate for temporary Notes. Without unreasonable delay, upon receipt of an Authentication Order, the Company shall prepare and the Trustee shall authenticate and deliver definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the rights, benefits and privileges of this Indenture.

SECTION 2.11 Cancellation

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation, except as expressly permitted by this Indenture. The Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of (subject to the record retention requirement of the Exchange Act). Acknowledgement that such Notes have been cancelled shall be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12 Defaulted Interest

Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note is registered at the close of business on the Regular Record Date for such interest.

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date and interest on such defaulted interest at the applicable interest rate borne by the Notes, to the extent lawful (such defaulted interest (and interest thereon) herein collectively called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest shall be paid by the Company to the Persons in whose names the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall give the Trustee at least 15 days’ written notice (unless a shorter period is acceptable to the Trustee for its convenience) of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held by the Trustee in trust for the benefit of the Persons entitled to such Defaulted Interest as is provided in this Section 2.12. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall not be more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date. In the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid (or transmitted electronically in accordance with applicable procedures of DTC), to each Holder at his address as it appears in the Registrar, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such Special Record Date.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest seemed and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13 CUSIP Number

The Company in issuing the Notes shall use a CUSIP, ISIN or other similar number, and the Trustee shall use the CUSIP, ISIN or other similar number in notices of redemption or exchange as a convenience to Holders of Notes; provided, however, that no representation is hereby deemed to be made by the Trustee as to the correctness or accuracy of the CUSIP, ISIN or other similar number printed in the notice or on the certificates representing the Notes, and that reliance may be placed only on the other identification numbers printed on the certificates representing the Notes. The Company will promptly notify the Trustee of any change in a CUSIP, ISIN or other similar number.

SECTION 2.14 Deposit of Moneys

On each Interest Payment Date and each date on which payments in respect of the Notes are required to be made pursuant to the terms of this Indenture, the Company shall, not later than 12:00 noon (New York City time), deposit with the Paying Agent in immediately available funds money sufficient to make any cash payments due on such date in a timely manner which permits the Paying Agent to remit payment to the Holders on such date.

SECTION 2.15 Issuance of Additional Notes

The Company shall be entitled to issue Additional Notes under this Indenture which shall have identical terms as the Notes issued on August 9, 2013, other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto; provided, that such issuance is not prohibited by Section 4.09 hereof.

With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors and in an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(A) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(B) the issue price, the issue date and the CUSIP number of such Additional Notes and the amount of interest payable on the first payment date applicable thereto; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Code.

Any Additional Notes shall vote, together with any Notes previously issued pursuant to this Indenture, as one class for all matters. In addition to the foregoing, in connection with the issuance of such Additional Notes, the Company shall deliver an Opinion of Counsel to the effect that all conditions precedent to the issuance of such Additional Notes have been complied with, and that, upon authentication, such Additional Notes shall be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to customary assumptions).

ARTICLE 3.

REDEMPTION AND OFFERS TO PURCHASE

SECTION 3.01 Applicability of Article

Redemption of Notes at the election of the Company shall be made in accordance with this Article 3.

SECTION 3.02 Election to Redeem; Notice to Trustee

The election of the Company to redeem any Notes pursuant to Section 3.08 hereof shall be evidenced by a Board Resolution. In case of any redemption at the election of the Company, the Company shall notify the Trustee in writing at least 5 Business Days prior to the date of such Redemption (unless a shorter notice period shall be satisfactory to the Trustee for its convenience) of such Redemption Date and of the principal amount of Notes intended to be redeemed.

SECTION 3.03 Selection of Notes to Be Redeemed

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. No Notes of $150,000 or less shall be redeemed in part.

The Trustee shall promptly notify the Company and the Registrar (if other than the Trustee) in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 3.04 Notice of Redemption

Notices of redemption shall be mailed by first class mail, postage prepaid (or transmitted electronically in accordance with applicable procedures of DTC), at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at such Holder’s registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the Redemption Date. On and after the redemption date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

All notices of redemption shall state:

(a) the Redemption Date;

(b) the Redemption Price, separately stating the amount of any accrued and unpaid interest, if any, to be paid in connection with the redemption;

(c) if less than all Notes then outstanding are to be redeemed, the identification (and, in the case of a Note to be redeemed in part, principal amount) of such Note to be redeemed;

(d) that on the Redemption Date the Redemption Price, plus accrued and unpaid interest, if any, thereon to the Redemption Date, will become due and payable upon each such Note or portion thereof, and that (unless the Company shall default in payment of the Redemption Price and accrued interest, if any, thereon) interest thereon shall cease to accrue on or after said date;

(e) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any, thereon;

(f) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price, plus accrued and unpaid interest, if any, thereon to the Redemption Date;

(g) the CUSIP number, if any, relating to such Notes; and

(h) in the case of a Note to be redeemed in part, the principal amount of such Note to be redeemed and that after the Redemption Date upon surrender of such Note, a new Note or Notes in the aggregate principal amount equal to the unredeemed portion thereof will be issued.

At the Company’s request, the Trustee shall give the notice of redemption in the name of the Company and at the Company’s expense: provided, however, that the Company shall deliver to the Trustee, at least 5 Business Days prior to the date the Company is requesting notice be given to the Holders (unless a shorter notice period shall be satisfactory to the Trustee for its convenience), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.05 Deposit of Redemption Price

On or prior to any Redemption Date, the Company shall deposit with the Trustee (to the extent not already held by the Trustee) or with the Paying Agent an amount of money in same day funds (or New York Clearing House funds if such deposit is made prior to the applicable Redemption Date) sufficient to pay the Redemption Price of, and accrued interest, if any, to the Redemption Date, on all Notes or portions thereof which are to be redeemed on that date.

SECTION 3.06 Notes Payable on Redemption Date

Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, plus accrued and unpaid interest, if any, thereon to the Redemption Date, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest, if any, thereon) such Notes shall cease to bear interest. Any such Note surrendered for redemption in accordance with said notice shall be paid by the Company at the Redemption Price, plus accrued and unpaid interest, if any, thereon to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes, registered as such on the relevant Regular Record Date.

If any Note called for redemption shall not be so paid in accordance with the terms hereof, the principal thereof (and premium, if any, thereon) shall, until paid, bear interest from the Redemption Date at the rate home by such Note.

SECTION 3.07 Notes Redeemed in Part

Any Note which is to be redeemed only in part shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 4.02 hereof (with, if the Company, the Registrar or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company, the Registrar or the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and a new Note in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, unless the Company defaults in payment of the Redemption Price and accrued interest, if any, thereon, interest shall cease to accrue on Notes or portions thereof called for redemption.

SECTION 3.08 Optional Redemption

On or after August 15, 2016, we may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage

2016	106.000%
2017	104.000%
2018	102.000%
2019 and thereafter	100.000%

Notwithstanding the foregoing, at any time on or prior to August 15, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes theretofore issued under this Indenture at a Redemption Price equal to 108.000% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the Redemption Date (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds of one or more Equity Offerings; provided that (i) at least 65% of the aggregate principal amount of the Notes originally issued under this Indenture remain outstanding immediately following each such redemption and (ii) such redemption shall occur within 90 days of the closing of any such Equity Offering.

Notice of any redemption upon any such Equity Offering may be given prior to the completion thereof, and any redemption of Notes at the Company’s option may, if so provided in the applicable redemption notice, be made subject to the satisfaction of one or more conditions precedent including, but not limited to, completion of the related Equity Offering.

In addition, at any time prior to August 15, 2016, the Company may redeem all or part of the Notes at a Redemption Price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

SECTION 3.09 Mandatory Redemption

Except as set forth under Sections 3.10, 4.16 and 4.17 hereof, the Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.10 Offer to Purchase by Application of Excess Proceeds

In the event that, pursuant to Section 4.16 hereof, the Company shall be required to make an offer to all Holders of Notes to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for at least 30 and not more than 60 days, except to the extent that a longer period is required by applicable law (the “Offer Period”). On a date within five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.16 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Asset Sale Offer.

The Company shall comply with any tender offer rules under the Exchange Act which may then be applicable, including Rule 14e-1, in connection with any offer required to be made by the Company to repurchase the Notes as a result of an Asset Sale Offer.

If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest, if any, shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, (or transmitted electronically in accordance with applicable procedures of DTC), a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.10 and Section 4.16 hereof and the length of time the Asset Sale Offer shall remain open;

(b) the Offer Amount, the purchase price, separately stating the amount of any accrued and unpaid interest, if any, and the Purchase Date;

(c) that any Note not tendered or accepted for payment shall remain outstanding and continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice not later than the last Business Day of the Offer Period;

(f) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided that the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the last Business Day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased;

(g) that, if the aggregate principal amount of Notes properly tendered by Holders exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis subject to applicable procedures of DTC (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $150,000 or an integral multiple of $1,000 in excess thereof, shall be purchased); and

(h) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before noon (New York City time) on each Purchase Date, the Company shall irrevocably deposit with the Trustee or Paying Agent in immediately available funds the aggregate purchase price with respect to a principal amount of Notes equal to the Offer Amount (of, if less than the Offer Amount has been properly tendered, such lesser amount as shall equal the principal amount of Notes properly tendered), together with accrued and unpaid interest, if any, thereon to the Purchase Date, to be held for payment in accordance with the terms of this Section 3.10. On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10. The Company, the depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three Business Days after the Purchase Date) mail or deliver to each tendering Holder whose Notes are to be purchased an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, plus accrued and unpaid interest, if any, thereon to the Purchase Date, and the Company shall promptly issue a new Note, and the Trustee, upon written request from the Company, shall authenticate and mail or deliver such new Note to such Holder, equal in principal amount to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

SECTION 3.11 Redemption for Taxation Reasons

The Company may redeem the Notes in whole, but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest to the date fixed for redemption (a “Tax Redemption Date”) and all Additional Amounts (as defined below) (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (as defined below) (if any) in respect thereof), if the Company determines in good faith that, as a result of:

(1)	any change in, or amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction (as defined below) which change or amendment is publicly announced and becomes effective after the Closing Date (or, if the Relevant Taxing Jurisdiction (as defined below) became a Relevant Taxing Jurisdiction (as defined below) on a date after the Closing Date, after such later date); or

(2)	any change in, or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) of a Relevant Taxing Jurisdiction (as defined below) which change or amendment is publicly announced and becomes effective after the Closing Date (or, if the Relevant Taxing Jurisdiction (as defined below) became a Relevant Taxing Jurisdiction (as defined below) on a date after the Closing Date, after such later date) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the Company is, or on the next interest payment date in respect of the Notes would be, required to pay any Additional Amounts (as defined below) as described below under Section 3.12, and such obligation cannot be avoided by taking reasonable measures available to the Company (including the appointment of a new paying agent located in another jurisdiction).

No notice of redemption as a result of a Change in Tax Law will be given (a) earlier than 90 days prior to the earliest date on which the Company would be obliged to pay Additional Amounts (as defined below) and (b) unless, at the time such notice is given, such obligation to pay such Additional Amounts (as defined below) remains in effect. Prior to the publication or, where relevant, mailing of any notice of redemption of the Notes of a series pursuant to the foregoing, the Company will deliver to the trustee (i) an opinion of independent tax counsel who is reasonably satisfactory to the trustee to the effect that there has been a Change in Tax Law which would entitle the Company to redeem the Notes of such series and (ii) an Officers’ Certificate to the effect that the Company cannot avoid the obligation to pay Additional Amounts (as defined below) by taking reasonable measures available to it.

The trustee will accept such Officers’ Certificate and opinion of independent tax counsel as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

The foregoing provisions will apply mutatis mutandis to any successor to the Company.

SECTION 3.12 Additional Amounts

All payments made under or with respect to the Notes by the Company or under or with respect to any Guarantee by any Guarantor will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, additions to tax, interest and other similar liabilities related thereto) (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any withholding or deduction is required for or on account of any Taxes imposed or levied by or on behalf of (i) any jurisdiction in which the Company or any Guarantor is incorporated or organized, resident or doing business for tax purposes or (ii) any jurisdiction from or through which payment is made by or on behalf of the Company or any Guarantor (including the jurisdiction of any paying agent) or, in each case, any political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), the Company or the relevant Guarantor, subject to the exceptions listed below, will pay such additional amounts (the “Additional Amounts”) as may be necessary to ensure that the net amount received by each beneficial owner of the applicable series of Notes after such withholding or deduction by any applicable withholding agent (including any withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted.

Neither the Company nor any Guarantor will, however, pay Additional Amounts to a holder or beneficial owner of Notes:

(a)

to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction or but for any such connection on the part of a partner, beneficiary, settlor or shareholder of such a holder or beneficial owner, if such holder or beneficial owner is a partnership, trust, estate, or corporation, (other than, in each case, any connection resulting from the acquisition, ownership, holding or disposition of Notes, the receipt of payments under or in respect of such Notes or any Guarantee and/or the exercise or enforcement of rights under or in respect of any Notes or any Guarantee);

(b)	to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, following a written request, to comply with any certification, identification, information or other reporting requirements, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction), but, in each case, only to the extent the Holder or beneficial owner is legally eligible to provide such certification, identification or information or comply with any such reporting requirement;

(c)	with respect to any estate, inheritance, gift, sales, transfer, personal property or any similar Taxes;

(d)	with respect to any Taxes which are payable otherwise than by deduction or withholding in respect of payments under or with respect to the Notes or any Guarantee;

(e)	if such Holder is a fiduciary or partnership or other person other than the beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed in respect of such payment had the Holder been the beneficial owner of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficial owner and no restriction on such transfer that is outside the control of such beneficial owner);

(f)	to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the later of (i) the date on which payment became due and payable or (ii) the date on which payment is duly provided for;

(g)	with respect to any withholding or deduction that is imposed in respect of a payment to a Holder or beneficial owner within the meaning of and that is required to be made pursuant to the European Council Directive 2003/48/EC on the taxation of savings income or any law or other governmental regulation implementing or complying with, or introduced in order to conform to such directive (the “EU Savings Tax Directive”);

(h)	any combination of (a) through (g) above.

The Company or the relevant Guarantor, if they are the applicable withholding agents, will (i) make any withholding or deduction required by applicable law to be made by them, and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company or the relevant Guarantor will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and provide the same to the trustee (or to a Holder upon request). If certified copies of such tax receipts are not obtainable, the Company or the relevant Guarantor shall provide the Trustee (or a Holder upon request) other evidence of payment reasonably satisfactory to the Trustee (or such Holder).

At least 30 calendar days prior to each date on which any payment under or with respect to a Note or any Guarantee is due and payable, if the Company or any Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 35th day prior to the date on which payment under or with respect to the Notes or any Guarantee is due and payable, in which case it will be promptly thereafter), the Company or the relevant Guarantor will deliver to the Trustee an Officers’ Certificate stating that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to Holders on the payment date. The Company will promptly publish a notice stating that such Additional Amounts will be payable and describing the obligation to pay such amounts.

The Company and the Guarantors will pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, which are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, registration or enforcement of any of the Notes, this Indenture, any Guarantee, or any other document or instrument referred to therein or any payments under or with respect to the Notes or any Guarantee.

The obligations described above will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor Person to the Company or any Guarantor and to any jurisdiction in which such successor is incorporated or organized, resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents and, in each case, any political subdivision thereof or therein. Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note or any Guarantee, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

ARTICLE 4.

COVENANTS

SECTION 4.01 Payment of Notes

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent holds as of 12:00 noon (New York City time) on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium and interest then due.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 4.02 Maintenance of Office or Agency

The Company will maintain, an office or agency (which may be an office or agency of the Trustee or Registrar) where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

The Company may from time to time designate one or more other offices or agencies (in or outside of the City of New York) where the Notes may be presented or surrendered for any or all such purposes, and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 4.03 Money for Security Payments to be Held in Trust

Whenever the Company shall have one or more Paying Agents for the Notes, it will, on or before each due date of the principal of, premium, if any, or interest on any Notes, deposit with a Paying Agent a sum in same day funds (or New York Clearing House funds if such deposit is made prior to the date on which such deposit is required to be made) sufficient to pay the principal, premium, if any, or interest so becoming due (or at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments on the Global Notes and all payments of interest on the Definitive Notes, the holders of which have given wire transfer instructions to the Company or the Paying Agent at least ten Business Days prior to the applicable payment date, shall be made by wire transfer in same day funds), such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of such action or any failure so to act.

The Company will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 4.03, that such Paying Agent will:

(a) hold all sums held by it for the payment of the principal of, premium, if any, or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(b) give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any payment of principal, premium, if any, or interest;

(c) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

(d) acknowledge, accept and agree to comply in all respects with the provisions of this Indenture relating to the duties, rights and obligations of such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on Company Request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause notice to be promptly sent to each Holder that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 4.04 Reports

So long as any Notes are outstanding, unless the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise complies with such reporting requirements, the Company will provide the Trustee and, upon request, to Holders, a copy of all of the information and reports referred to below:

(1)

within 120 days after the end of each fiscal year, (A) annual audited consolidated financial statements of the Company and its Subsidiaries for such fiscal year prepared in accordance with IFRS or GAAP, as applicable, including applicable comparable prior periods (including comparable prior periods of a predecessor, as applicable) and a report on the annual financial statements by the Company’s certified independent accountants, (B) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented, (C) a description of any material changes to the business of the Company and its Subsidiaries (if any) that have occurred from the description of the business as set forth in the preceding annual report provided under this Section 4.04 (or the final offering memorandum, dated August 5, 2013, relating to the Notes, if there is no such preceding annual report), including a description of any material developments in or any new pending legal proceedings to which the Company or any of its Restricted Subsidiaries is a party that are material to the Company and its Restricted Subsidiaries, taken as a whole, and (D) a presentation of Consolidated EBITDA of the Company and its Subsidiaries consistent with the presentation thereof in the final offering memorandum, dated August 5, 2013, relating to the Notes, and derived from such financial statements (all of the foregoing information to be prepared on a basis substantially consistent with, and with a level of detail and scope consistent with, the corresponding information included in the final offering memorandum, dated August 5, 2013, relating to the Notes, or, at the option of the Company, the then-applicable Commission requirements for a Form 20-F (or any successor or comparable form)); provided, however, that with respect to the first fiscal year ended following the Closing Date, the Company may deliver the report required by this paragraph (1) within 150 days of the end of such fiscal year;

(2)	within 60 days after the end of each of the first three fiscal quarters of each fiscal year (other than the fiscal quarters ended June 30, 2013 and September 30, 2013), (A) unaudited quarterly consolidated financial statements of the Company and its Subsidiaries for such fiscal quarter prepared in accordance with IFRS or GAAP, as applicable, including applicable comparable prior periods, provided that such comparable periods will be provided only after the Company has been in existence such that it has financial statements for such prior periods, (B) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented and (C) a presentation of Consolidated EBITDA of the Company and its Subsidiaries consistent with the presentation thereof in the final offering memorandum, dated August 5, 2013, relating to the Notes, and derived from such financial statements (all of the foregoing information to be prepared on a basis substantially consistent with, and with a level of detail and scope consistent with, the corresponding information included in the final offering memorandum, dated August 5, 2013, relating to the Notes, or, at the option of the Company, the then-applicable Commission requirements for a Form 10-Q or Form 6-K, as applicable (or any successor or comparable forms);

(3)	within 90 days after the end of each of the fiscal quarters ended June 30, 2013 and September 30, 2013, (A) unaudited pro forma condensed combined financial statements for such fiscal quarter and for the twelve months ended as of the last day of such fiscal quarter prepared on a basis consistent with the presentation of unaudited pro forma financial statements in the final offering memorandum, dated August 5, 2013, relating to the Notes, (B) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the period presented (without regard to prior periods) and (C) a presentation of Consolidated EBITDA of the Company and its Subsidiaries for such period consistent with the presentation thereof in the final offering memorandum, dated August 5, 2013, relating to the Notes; and

(4)

within five Business Days after the occurrence of (a) any material acquisition, disposition or restructuring of the Company and its Restricted Subsidiaries, taken as a whole, (b) any material change in the Company’s relationship with any of its joint venture partners or the entry into or termination of any material joint venture partnership, agreement or arrangement, (c) the entry into, termination or material change or amendment to any Credit Facility or other material debt agreement of the Company or its Restricted Subsidiaries, (d) any public reported results of operations and financial condition, (e) any changes of the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Chief Operation Officer or a person performing similar functions at the Company or a director of the Company, (f) any change in auditors of the Company, (g) any written notification to the Company from its auditors that action should be taken to prevent reliance on the audited consolidated financial statements prepared pursuant to clause (1) above or the unaudited quarterly consolidated financial statements prepared pursuant to clause (2) above, (h) any bankruptcy or receivership of the Company or any of its Subsidiaries, (i) creation of a direct material financial obligation or an obligation under a material off-balance sheet arrangement or (j) any other material event, a report containing a reasonably detailed description of such event; provided, however, the Company may defer or omit any disclosure required by this clause (3) so long as, in the Company’s good faith judgment, such deferral or omission of disclosure is necessary for the Company or any Parent Entity to comply with any securities laws or stock exchange regulations; provided further, however, that no such report shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries, taken as a whole.

In addition to providing such information to the Trustee, the Company shall make available to the Holders, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts the information required to be provided pursuant to clauses (1), (2), (3) or (4), by posting such information to a website (which may be a web site of a Parent Entity or on IntraLinks or any comparable online data system or website which may be nonpublic and which may be password protected).

If the Company has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clauses (1), (2) and (3) of the first paragraph of this Section 4.04 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing, (a) the Company will not be required to furnish any information, certificates or reports that would otherwise be required by (i) Section 301, Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, or (ii) Item 10(e) of Regulation S-K promulgated by the Commission with respect to any non-generally accepted accounting principles financial measures contained therein, in each case, as in effect on the Closing Date, (b) such reports will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X, and (c) such reports shall not be required to present compensation or beneficial ownership information.

Notwithstanding the foregoing, the financial statements, information and other documents required to be provided as described above, may be those of (i) the Company or (ii) any Parent Entity presented on a combined basis with the Company (any such entity, a “Reporting Entity”); provided that, if the financial information so furnished relates to such Parent Entity, the same is accompanied by a reasonably detailed description of the quantitative differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

In addition, the Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or exempt from reporting pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will also hold quarterly conference calls, beginning with a call with respect to the fiscal quarter ended June 30, 2013, for all Holders and securities analysts to discuss such financial information no later than five Business Days after the distribution of such information required by this Section 4.04 and prior to the date of each such conference call, announcing the time and date of such conference call and either including all information necessary to access the call or informing Holders of Notes, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information.

Also, so long as any Notes are outstanding, in the event the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise complies with such reporting requirements, in lieu of the foregoing, the Company will file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission), the reports required to be filed under the Exchange Act in lieu of the reports described in the first paragraph of this section; provided, however, that the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.

Notwithstanding the foregoing, the Company’s determination that it is a “foreign private issuer” (as such term is defined in the Securities Act or the Exchange Act) shall be conclusive with respect to the determination of which Exchange Act form or forms of reports, information and documents are required to be provided pursuant to this Section 4.04, until such time as the Company or the Commission determines that the Company does not qualify as a “foreign private issuer” (as so defined) for purposes of providing such reports, information and documents provided, however the Company shall include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to the periods presented even if not required as a foreign private issuer.

Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee and the Holders if the Company or another Reporting Entity has filed such reports with the Commission via the EDGAR filing system or any successor system and such reports are publicly available. In addition, the requirements of this Section 4.04 shall be deemed satisfied by the posting of reports that would be required to be provided to the Trustee or the Holders on the Company’s website (or that of any Parent Entity).

The Trustee may conclusively presume that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise is complying with such reporting requirements unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office of the Trustee a written notification from the Company stating otherwise. The Trustee shall have no duty to examine any such information, reports or other documents, and need make no determination as to whether they comply with the requirements of this Section 7.04, its sole duty in respect thereof being to place them in its files and make them available for inspection by any Holder upon reasonable request during normal business hours. Delivery of such information, reports and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.05 Compliance Certificate

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the date hereof, an Officers’ Certificate stating, as to each Officer signing such certificate, that to the best of his or her knowledge that each of the Company and the Guarantors is not in default in the performance or observance of any terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall exist, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto. For purposes of this Section 4.05, such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

The Company will, so long as any of the Notes are outstanding, within 30 days upon becoming aware of any Default or Event of Default, deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.06 Taxes

The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon it or any of its Subsidiaries or upon the income, profits or property of the Company or any of its Subsidiaries and (b) all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a Lien upon the property of the Company or any of its Subsidiaries that could produce a material adverse effect on the consolidated financial condition of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and in respect of which appropriate reserves (in the good faith judgment of management of the Company) are being maintained in accordance with IFRS or GAAP, as applicable.

SECTION 4.07 Stay, Extension and Usury Laws

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.08 Corporate Existence; Maintenance of Properties and Insurance

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) its (and its Restricted Subsidiaries’) rights (charter and statutory), licenses and franchises; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors or management of the Company shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of Notes.

With such exceptions, if any, as are not material in the aggregate and are not adverse in any material respect to the Holders of Notes, the Company shall, and shall cause each of its Subsidiaries to, maintain its properties in good working order and condition (subject to ordinary wear and tear) and make all reasonably necessary repairs, renewals, replacements, additions and improvements required for it to actively conduct and carry on its business; provided, however, that nothing in this Section 4.08 prevents the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any such properties or disposition of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole.

The Company shall maintain insurance against loss or damage of the kinds that, in the good faith judgment of the Company, are adequate and appropriate for the conduct of the business of the Company and its Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or a country in which the insured property is located or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Company, for companies similarly situated in the industry.

SECTION 4.09 Limitation on the Incurrence of Indebtedness and Issuance of Preferred Stock

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and the Company shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock (other than to the Company or a Restricted Subsidiary of the Company); provided, however, that the Company and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and the Restricted Subsidiaries may issue shares of Preferred Stock if the Consolidated Interest Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or shares of Preferred Stock are issued would have been equal to or greater than 2.0 to 1.0, determined on a pro forma basis (including the application of the proceeds therefrom), as if the additional Indebtedness had been incurred or the shares of Preferred Stock had been issued at the beginning of such four-quarter period.

The provisions of the first paragraph of this Section 4.09 will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness under the Credit Facilities in an aggregate amount outstanding (with letters of credit being deemed for all purposes of this Indenture to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries in respect thereof) at any time not to exceed $475.0 million, less the aggregate amount of such Indebtedness permanently repaid with the Net Proceeds of any Asset Sale;

(ii) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness represented by the Notes, the Guarantees thereof and this Indenture in the principal amount of Notes originally issued on the Closing Date;

(iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(iv) the incurrence by the Company and its Restricted Subsidiaries of additional Indebtedness (other than Hedging Obligations) in an aggregate principal amount not to exceed $75.0 million at any time outstanding;

(v) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness in connection with (1) Capital Lease Obligations (including Purchase Money Obligations) and mortgage financings incurred to acquire rights of use in or capital assets useful in the Company’s or such Restricted Subsidiary’s business, as applicable, whether through the direct purchase of assets or the Capital Stock of any person owning such assets and for the purpose of financing all or any part of the purchase price or cost of construction or improvement of plant, property and equipment, and, in any such case, incurred prior to or within 365 days after the construction, acquisition, improvement or leasing of the subject assets and (2) the acquisition of assets or a new Restricted Subsidiary (including Indebtedness that was incurred by the prior owner of such assets or by such Restricted Subsidiary prior to such acquisition by the Company and its Restricted Subsidiaries); provided that the aggregate principal amount of Indebtedness pursuant to this clause (v), together with any Permitted Refinancing Indebtedness with respect to this clause incurred pursuant to clause (vii) below, does not exceed the greater of $75.0 million and 6% of Total Assets at any time outstanding;

(vi) the incurrence of Acquired Debt by the Company or a Restricted Subsidiary or the issuance of Preferred Stock (in the case of a Restricted Subsidiary) to finance an acquisition of property, assets or a Person engaged in a Similar Business; provided that, after giving effect to the transactions that result in the incurrence or issuance thereof, either (1) the Consolidated Interest Coverage Ratio would be greater than immediately prior to such transactions, or (2) the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of this Section 4.09;

(vii) the incurrence by the Company and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are to extend, defease, renew, refund, refinance or replace, Indebtedness that was incurred under the first paragraph hereof or clauses (ii), (iii), (v), (vi), (vii), (xv), (xvi) and (xviii);

(viii) the incurrence by the Company or any of the Restricted Subsidiaries of intercompany Indebtedness between or among the Company and the Restricted Subsidiaries; provided, however, that any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be; provided further, that any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the obligations of the Company and the Guarantors under the Notes;

(ix) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations not incurred for speculative purposes in the ordinary course of business;

(x) the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company permitted by this Indenture;

(xi) the incurrence of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case incurred in connection with the acquisition or disposition of any business or assets or subsidiaries of the Company permitted by this Indenture;

(xii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, and arrangements in connection therewith, and indebtedness in connection with workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or in respect of awards or judgments not resulting in an Event of Default;

(xiii) obligations in respect of performance, bid, appeal, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(xiv) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within ten Business Days of its incurrence;

(xv) Indebtedness representing deferred compensation to employees of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

(xvi) Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to any future, present or former employees, officers, directors or consultants of the Company, any of its Restricted Subsidiaries or any Parent Entity, or any authorized representative, executor, administrator, distributee, estate, heir or legatee, to finance the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, any Restricted Subsidiary or any Parent Entity as permitted under Section 4.10;

(xvii) trade letters of credit to the extent trade letters of credit are not available from a lender under a Credit Facility, provided that the aggregate amount at any time outstanding pursuant to this clause (xvii), together with any Permitted Refinancing Indebtedness with respect to this clause incurred pursuant to clause (vii) above, shall not exceed $7.5 million;

(xviii) Indebtedness arising out of Sale and Leaseback Transactions permitted under this Indenture;

(xix) any joint and several liability arising as a result of (the establishment) of a fiscal unity (fiscale eenheid) between the Company and any group company incorporated in the Netherlands or its equivalent in any other relevant jurisdiction; and

(xx) the incurrence by the Company or any of its group companies of any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a group company incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code.

For purposes of determining the amount of any Indebtedness of any Person under this Section 4.09, (a) the principal amount of any Indebtedness of such Person arising by reason of such Person having granted or assumed a Lien on its property to secure Indebtedness of another Person shall be the lower of the fair market value of such property and the principal amount of such Indebtedness outstanding (or committed to be advanced) at the time of determination; (b) the amount of any Indebtedness of such Person arising by reason of such Person having Guaranteed Indebtedness of another Person where the amount of such Guarantee is limited to an amount less than the principal amount of the Indebtedness so Guaranteed shall be such amount as so limited; and (c) Indebtedness shall not include a non-recourse pledge by the Company or any of its Restricted Subsidiaries of Investments in any Person that is not a Restricted Subsidiary of the Company to secure the Indebtedness of such Person.

For purposes of determining compliance with this Section 4.09, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt. In addition, if any Indebtedness denominated in U.S. dollars is exchanged, converted or refinanced into Indebtedness denominated in any other currency, then (in connection with such exchange, conversion or refinancing, and thereafter), the U.S. dollar amount limitations set forth in the covenants above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of the other currency into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing and if any Indebtedness denominated in in any other currency is exchanged, converted or refinanced into Indebtedness denominated in U.S. dollars, then (in connection with such exchange, conversion or refinancing, and thereafter), the other currency amount limitations set forth in any of clauses (i) through (xx) above with respect to such exchange, conversion or refinancing shall be deemed to be the amount of U.S. dollars into which such Indebtedness has been exchanged, converted or refinanced at the time of such exchange, conversion or refinancing.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness or Preferred Stock, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness or Preferred Stock for purposes of this Section 4.09. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.09.

In addition, the Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantor’s Subsidiary Guarantee, as the case may be.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xx) above or is (or portion taken by itself, would be) entitled to be incurred pursuant to the first paragraph of this Section 4.09, the Company, in its sole discretion, either (a) shall classify (and may later reclassify) such item of Indebtedness in one of such categories in any manner that complies with this Section 4.09 or (b) shall divide and classify (and may later redivide and reclassify) such item of Indebtedness into more than one of such categories pursuant to such first paragraph; provided that all Indebtedness under the Credit Agreement outstanding on the Closing Date shall be deemed to have been incurred under clause (i) and the Company shall not be permitted to reclassify all or any portion of such Indebtedness.

SECTION 4.10 Limitation on Restricted Payments

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to any direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions (a) payable in Equity Interests (other than Disqualified Stock) of the Company, (b) payable in Capital Stock or assets of an Unrestricted Subsidiary of the Company or (c) payable to the Company or any Restricted

Subsidiary of the Company or to all holders of Capital Stock of a Restricted Subsidiary on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, or any Equity Interests of any of its Restricted Subsidiaries (other than (a) any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company, (b) any Equity Interests then being issued by the Company or a Restricted Subsidiary of the Company, (c) any Investment in a Person that, after giving effect to such Investment, is a Restricted Subsidiary of the Company or (d) any purchase, redemption or other acquisition of other Equity Interests made by a Restricted Subsidiary on a pro rata basis from all shareholders of such Restricted Subsidiary); (iii) make any payment on or with respect to, or purchase, redeem, repay, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or any Guarantee thereof, excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, (b) a regularly scheduled payment of interest or principal or sinking fund payment or (c) the purchase or other acquisition of such subordinated Indebtedness made in anticipation of satisfying any sinking fund payment due within one year from the date of acquisition; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made by the Company and its Restricted Subsidiaries after the Closing Date (without duplication and excluding Restricted Payments permitted by the following paragraph (other than clauses (i), (iv) and (vii))), is less than the sum of

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing on or after January 1, 2014 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds and the fair market value of any contribution to the capital of the Company and of any assets or property (as determined in good faith by the Board of Directors of the Company) received by the Company from the issue or sale following the Closing Date (other than the Hyatt Investment) of Equity Interests of the Company (other than Disqualified Stock), or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests or Disqualified Stock or convertible debt securities sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock); plus

(3) with respect to Restricted Investments made after the Closing Date, the net reduction of such Restricted Investments as a result of (w) any disposition of any such Restricted Investments sold or otherwise liquidated or repaid, to the extent of the net cash proceeds and the fair market value of any assets or property (as determined in good faith by the Board of Directors of the Company) received, (x) dividends, repayment of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary of the Company, (y) the sale (other than to the Company or one of its Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary, or (z) the portion (proportionate to the Company’s interest in the equity of a Person) of the fair market value of the net assets of an Unrestricted Subsidiary or other Person immediately prior to the time such Unrestricted Subsidiary or other Person is designated or becomes a Restricted Subsidiary of the Company (but only to the extent not included in subclause (1) of this clause (c)).

The foregoing provisions shall not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(ii) (A) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any subordinated Indebtedness of the Company or a Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company or receipt by the Company of any contributions to the equity capital of the Company (other than any Disqualified Stock, except to the extent that such Disqualified Stock is issued in exchange for other Disqualified Stock or the net cash proceeds of such Disqualified Stock are used to redeem, repurchase, retire or otherwise acquire other Disqualified Stock) (collectively, including such contributions, “Refunding Capital Stock”); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph or (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale of Refunding Capital Stock;

(iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness in exchange for, or out of the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company, any Restricted Subsidiary or any Parent Entity held by any future, present or former employees, officers, directors or consultants of the Company, any of its Restricted Subsidiaries or any Parent Entity (or any spouse or former spouse, or any entity controlled by any such foregoing Persons) or, upon the death, disability or termination of employment of such officers, directors, employees, and consultants, their authorized representative, executor, administrator, distributee, estate, heir or legatee, in an aggregate amount not to exceed in any twelve-month period, $2.0 million (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of (without giving effect to the following proviso) of $5.0 million); provided that such amount in any calendar year may be increased by an amount not to exceed (a) the aggregate net cash proceeds from any issuance during such period of Equity Interests by the Company, its Restricted Subsidiaries or any Parent Entity to such employees, officers, directors, consultants or representatives plus (b) the aggregate net cash proceeds from any payments on life insurance policies of which the Company, any of its Restricted Subsidiaries or Parent Entity is the beneficiary with respect to such employees, officers, directors or consultants the proceeds of which are used to repurchase, redeem or acquire Equity Interests of the Company held by such employees, officers, directors or representative; provided further that the Company may elect to apply all or any portion of the aggregate increase contemplated by the preceding clauses (a) and (b) in any calendar year;

(v) the repurchase of Equity Interests of the Company deemed to occur upon the exercise of stock options or similar arrangement if such Equity Interests represent a portion of the exercise price thereof;

(vi) additional Restricted Payments in an amount not to exceed $75.0 million at any one time outstanding;

(vii) the satisfaction of other change of control obligations once the Company has fulfilled all of its obligations under this Indenture with respect to a Change of Control;

(viii) the payment of cash (a) in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Company and (b) in lieu of the issuance of whole shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Company;

(ix) any purchase or acquisition from, or withholding on issuance to, any employee of the Company or any Restricted Subsidiary of Equity Interests of the Company or any Parent Entity in order to satisfy any applicable Federal, state or local tax payments in respect of the receipt of such Equity Interests in an aggregate amount not to exceed $2.0 million in any fiscal year;

(x) Restricted Investments acquired in exchange for, or out of the net proceeds of a substantially concurrent issuance of Equity Interests (other than Disqualified Stock) of the Company;

(xi) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiaries in accordance with the covenant described under Section 4.09;

(xii) payments or distributions to dissenting stockholders of Equity Interests of the Company pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions described under Section 5.01;

(xiii) payment of Parent Company Administrative Costs provided that any payments made pursuant to clause (i) and/or (ii) of the definition of Parent Company Administrative Costs shall not exceed $5.0 million in any fiscal year; and

(xiv) any Restricted Payments used to fund the Formation Transactions as described in the final offering memorandum, dated August 5, 2013, relating to the Notes, and the fees and expenses related thereto; provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (vi), no Default or Event of Default shall have occurred and be continuing.

In determining the extent to which any Restricted Payment may be limited or prohibited by the covenant described under this Section 4.10, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (i) through (xiv) of the immediately preceding paragraph or among such categories and the types described in the first paragraph under this Section 4.10; provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described under this Section 4.10.

In the case of any Restricted Payments made other than in cash, the amount thereof shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any such asset(s) or securities shall be determined in good faith by the Board of Directors of the Company. Where the amount of any Investment made other than in cash is otherwise required to be determined for purposes of this Indenture, then unless otherwise specified such amount shall be the fair market value thereof on the date of such Investment, and fair market value shall be determined in good faith by the Board of Directors of the Company.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments (including without limitation any direct or indirect obligation to subscribe for additional Equity Interests or maintain or preserve such subsidiary’s financial condition or to cause such person to achieve any specified level of operating results) by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments at the time of such designation and, except to the extent, if any, that such Investments are Permitted Investments or Restricted Payments permitted to be made pursuant to the second paragraph of this Section 4.10 at such time, will reduce the amount otherwise available for Restricted Payments pursuant to clause (c) of the first paragraph of this Section 4.10. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Investment would be permitted at such time and if such Restricted Subsidiary otherwise meets (or would meet concurrently with the effectiveness of such designation) the definition of an Unrestricted Subsidiary.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted by Section 4.09 hereof and (ii) no Default or Event of Default would be in existence following such designation.

SECTION 4.11 Limitation on Liens

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless all payments due under this Indenture and the Notes are secured on an equal and ratable, or on a senior, basis to, in the case of Obligations subordinated in right of payment to the Notes, with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

SECTION 4.12 Limitation on Transactions with Affiliates

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in an amount greater than $5.0 million, unless (i) such Affiliate Transaction is on terms that are no less favorable to Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $25.0 million, a Board Resolution authorizing and determining the fairness of such Affiliate Transaction as described in clause (i), approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the first paragraph:

(i) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees, agents or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company’s Board of Directors or senior management including, without limitation, any issuance of Equity Interests of the Company or amounts paid pursuant to stock option, stock ownership or other benefit plans;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries or any Parent Entity;

(iii) any agreement or arrangement as in effect on the date hereof or upon consummation of the Formation Transaction and any replacement agreement or arrangement thereto so long as any such amendment or replacement agreement or arrangement, taken as a whole, is not more disadvantageous to the Company or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the date hereof or upon consummation of the Formation Transaction;

(iv) loans or advances to officers of the Company and its Restricted Subsidiaries not in excess of $3.0 million at any time outstanding and loans or advances to other employees in accordance with policies of the Company and its Restricted Subsidiaries;

(v) any Permitted Investment or any Restricted Payment that is permitted by Section 4.10 hereof;

(vi) transactions with suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, and are on terms that, taken as a whole, are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate;

(vii) the issuance or sale of Equity Interests, other than Disqualified Stock, of the Company to any Affiliate or to any director, officer, employee or consultant of the Company, any Parent Entity or any Subsidiary of the Company otherwise permitted under this Indenture;

(viii) advances or reimbursements to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(ix) any capital contribution made by the Company or a Restricted Subsidiary to a joint venture to the extent otherwise permitted under this Indenture;

(x) any employment agreement, consulting, service, termination, severance agreement or indemnification agreement entered into with the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xi) any merger, consolidation or reorganization of the Company (otherwise permitted by this Indenture) with an Affiliate of the Company solely for the purpose of (a) reorganizing to facilitate an initial public offering of securities of the Company or any Parent Entity, (b) forming or collapsing a holding company structure or (c) reincorporating the Company in a new jurisdiction;

(xii) pledges of Equity Interest of Unrestricted Subsidiaries;

(xiii) any transaction with, and payment of fees, expenses and indemnities paid to, an Affiliate in connection with the Formation Transactions;

(xiv) franchise, management and other contracts regarding the operation of resorts and the provision of services and payments in respect thereof in the ordinary course consistent with the Master Development Agreement; and

(xv) customary payments by the Company and the Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) in an aggregate amount not to exceed $1.0 million in any fiscal year, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Company in good faith.

SECTION 4.13 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, in each case except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness and the Credit Agreement (and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the agreement related to the Existing Indebtedness or the Credit Agreement, as applicable), (b) the Notes, any Guarantee thereof and this Indenture, (c) applicable law, rule, regulation or order (d) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries, as in effect at the time of such acquisition (except to the extent such agreement was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the Equity Interests, properties or assets of any Person, other than the Person, or the Equity Interests, property or assets of the Person, so acquired; provided that, in the case of any agreement in respect of Indebtedness, such Indebtedness was permitted by this Indenture, (e) by reason of customary nonassignment provisions in leases, licenses and other similar agreements entered into in the ordinary course of business, (f) Purchase Money Obligations and Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired or proceeds therefrom, (g) customary restrictions in asset or stock sale agreements or joint venture or other similar agreements limiting transfer of such assets or stock pending the closing of such sale or subject to the joint venture, (h) customary nonassignment provisions or restrictions on cash or other deposits or net worth in contracts entered into in the ordinary course of business; (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being refinanced; (j) secured debt otherwise permitted to be Incurred pursuant to the covenants described under Sections 4.09 and 4.11 that limit the right of the debtor to dispose of the assets securing such Indebtedness; (k) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company that is incurred subsequent to the Closing Date pursuant to Section 4.09 so long as such encumbrance or restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in good faith by the Company); (l) any Restricted Investment not prohibited by the covenants described under Section 4.10 and any Permitted Investment; or (m) in the case of clause (iii) above, arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company and its Restricted Subsidiaries taken as a whole.

SECTION 4.14 [Reserved]

SECTION 4.15 [Reserved]

SECTION 4.16 Asset Sales

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a Board Resolution) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets or Equity Interests such that the Company or such Restricted Subsidiary are released from further liability, (b) any securities, Notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days and (c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $25.0 million and 2% of the Company’s Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents for purposes of this Section 4.16, subject to application as provided in the following paragraph.

Notwithstanding clause (ii) above, all or a portion of the consideration for any such Asset Sale may consist of all or substantially all of the assets of a Similar Business or Capital Stock of a person primarily engaged in a Similar Business; provided that, after giving effect to any such Asset Sale and related acquisition of assets, (x) no Default or Event of Default shall have occurred or be continuing; and (y) the Net Proceeds of any such Asset Sale, if any, are applied in accordance with this Section 4.16.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company, at its option, may (i) apply such Net Proceeds to permanently prepay, repay or reduce any Indebtedness under Credit Facilities (or other Indebtedness of the Company or such Restricted Subsidiary, as applicable, secured by a Lien) (and to correspondingly permanently reduce commitments with respect thereto in the case of revolving borrowings) or (ii) apply such Net Proceeds to the purchase of the Capital Stock of a Similar Business or the making of a capital expenditure in or the acquisition of other long-term assets that are used or useful in each case, in a Similar Business (or enter into a binding agreement to purchase Capital Stock or assets of such business or make such capital expenditure; provided that if such binding agreement ceases to be in full force and effect during such 365-day period, the Company may enter into another such binding agreement; provided further that if the Investment pursuant to such new binding agreement is not completed within 180 days after the first anniversary of the Asset Sale, any portion of the Net Proceeds of such Asset Sale not applied or invested pursuant to such binding agreement shall constitute Excess Proceeds).

Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25 million, the Company shall make an offer to all Holders of Notes (and holders of other Indebtedness of the Company to the extent required by the terms of such other Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such other Indebtedness) that does not exceed the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance Section 3.10 hereof. To the extent that the aggregate principal amount of Notes (and such other Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such other Indebtedness) tendered exceeds the amount of Excess Proceeds, the Notes (and such other Indebtedness) to be purchased shall be selected on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Company must make an offer to repurchase the Notes within 30 days following the date on which the aggregate amount of Excess Proceeds exceeds $25 million and such offer must remain open for at least 30 and not more than 60 days (unless otherwise required by applicable law).

The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

SECTION 4.17 Offer to Repurchase Upon Change of Control

(a) Upon the occurrence of a Change of Control, unless notice of redemption of the Notes in whole has been given pursuant to Sections 3.04 and 3.08 hereof, the Company shall make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $150,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”).

Within 30 days following a Change of Control, the Company will mail (or otherwise transmit in accordance with the applicable procedures of DTC) a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures in the following paragraph.

Notice of a Change of Control Offer shall be mailed with the following statements and/or information:

(1) a Change of Control Offer is being made pursuant to this Section 4.17 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price, the expiration date of the Change of Control Offer (the “Expiration Date”), which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (except as may be otherwise required by applicable law) and the Change of Control Payment Date, which shall be no later than the third Business Day following the Expiration Date;

(3) any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent and at the address specified in the notice prior to the expiration of the Change of Control Offer;

(6) Holders shall be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes, provided that the Company, the depositary or Paying Agent, as the case may be, receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to $150,000 or an integral multiple of $1,000 in excess thereof; and

(8) a description of the transaction or transactions that constitute the Change of Control.

(b) The Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver, or cause to be delivered, to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail (or otherwise transmit in accordance with the applicable procedures of DTC) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $150,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) Notwithstanding the foregoing, if the Change of Control Payment Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Change of Control Offer.

(e) Notwithstanding the foregoing, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes such a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn pursuant to such Change of Control Offer.

(f) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

SECTION 4.18 Additional Subsidiary Guarantees

If any Restricted Subsidiary of the Company after the date of this Indenture shall become or be required to become a guarantor under the Credit Agreement, or shall become a guarantor of any other Indebtedness of the Company or any Restricted Subsidiary in an amount greater than $2.5 million, then such Restricted Subsidiary shall become a Guarantor, in accordance with the terms of this Indenture; provided that if such Restricted Subsidiary is released and discharged from all obligations under such Indebtedness or guarantees, as the case may be, it shall be released and automatically discharged from its obligations under its Subsidiary Guarantee as provided in Section 12.06 hereof. For the purposes of this Indenture, a Subsidiary shall, without limitation, be deemed to have guaranteed Indebtedness of another Person if such Subsidiary has Indebtedness of the kind described in clause (ii) or clause (iii) of the definition of the term “Indebtedness.”

SECTION 4.19 Changes in Covenants when Notes Rated Investment Grade

If at any time after the Closing Date (i) the Notes are rated Investment Grade by each of S&P and Moody’s (or, if either (or both) of S&P and Moody’s have been substituted in accordance with the definition of “Rating Agencies,” by each of the then applicable Rating Agencies) and (ii) no Default has occurred and is continuing, then the Company shall provide written notice to such effect to the Trustee and, beginning on that day, the covenants contained in Sections 4.09, 4.10, 4.12, 4.13 and 4.16 hereof, and clause (iv) of Section 5.01 shall terminate (provided that failure to provide such notice shall not result in a Default or Event of Default or the Company having to comply with such provisions).

Additionally, during such time as the above referenced covenants are suspended (a “Suspension Period”), the Company will not be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the condition set forth in clause (i) of the first paragraph of this section is no longer satisfied, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.

On each Reversion Date, all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued during a Suspension Period will be classified as having been incurred or issued pursuant to the first paragraph of Section 4.09 or one of the clauses set forth in the second paragraph of Section 4.09 (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to the first or second paragraph of Section 4.09, such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Closing Date, so that it is classified as permitted under clause (iii) of the second paragraph under Section 4.09. For purposes of calculating the amount available to be made as Restricted Payments under clause (c) of the first paragraph of Section 4.10, calculations under such covenant shall be made as though such covenant had been in effect during the Suspension Period. Restricted Payments made during the Suspension Period not otherwise permitted under the second paragraph of Section 4.10 will reduce the amount available to be made as Restricted Payments under clause (c) of the first paragraph of such covenant. For purposes of Section 4.16, on the Reversion Date, the amount of Excess Proceeds will be reset to the amount of Excess Proceeds in effect as of the first day of the Suspension Period ending on such Reversion Date. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during a Suspension Period (or on the Reversion Date after a Suspension Period based solely on events that occurred during the Suspension Period).

The Company shall deliver promptly to the Trustee an Officers’ Certificate notifying the Trustee of any such occurrence under this Section 4.19.

ARTICLE 5.

SUCCESSORS

SECTION 5.01 Limitation On Merger, Consolidation Or Sale Of Assets

The Company shall not consolidate or merge with or into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia or any Permitted Jurisdiction; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) except in the case of a consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition between or among the Company and the Guarantors, immediately after giving effect to such transaction no Default or Event of Default exists; and (iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, shall, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be either permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof or the Consolidated Interest Coverage Ratio would be greater than immediately prior to such transaction.

Nothing contained in the foregoing paragraph shall prohibit (i) any Restricted Subsidiary from consolidating with, merging with or into or transferring all or part of its properties and assets to the Company or (ii) the Company from merging with an Affiliate solely for the purpose of reincorporating the Company in another Permitted Jurisdiction to realize tax or other benefits; provided, however, that in connection with any such merger, consolidation or asset transfer no consideration other than common stock (that is not Disqualified Stock) in the surviving Person or the Company shall be issued or distributed.

The Company shall deliver to the Trustee prior to the consummation of any proposed transaction subject to this Section 5.01 an Officers’ Certificate and an Opinion of Counsel, each stating that the proposed transaction and such supplemental indenture comply with this Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with. The Trustee shall be entitled to conclusively rely upon such Officers’ Certificate and Opinion of Counsel.

SECTION 5.02 Successor Person Substituted

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

ARTICLE 6.

DEFAULTS AND REMEDIES

SECTION 6.01 Events of Default

Each of the following constitutes an “Event of Default”:

(1) default for 30 days or more in the payment when due of interest on the Notes; or

(2) default in payment when due (whether payable at maturity, upon redemption or repurchase or otherwise) of the principal of or premium, if any, on the Notes; or

(3) failure by the Company or any of its Restricted Subsidiaries to comply with Article 5 hereof; or

(4) failure by the Company to comply with Sections 3.10, 4.16 or 4.17 hereof (other than a failure to purchase Notes pursuant to an offer commenced under such provisions, which shall be subject to clause (2) above) for 30 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes; or

(5) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements in this Indenture or the Notes other than those referred to in clauses (1), (2), (3) or (4) above; or

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Closing Date (other than Indebtedness owing to the Company or a Restricted Subsidiary that is a Significant Subsidiary), which default (a) is caused by a failure to pay principal after final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35 million, or its foreign currency equivalent, or more without such Indebtedness being discharged or such acceleration having been cured, waived or rescinded within 60 days of acceleration; or

(7) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by insurance) and such judgments are not paid, discharged or stayed for a period of 60 days; or

(8) except as permitted by this Indenture, any Guarantee of the Notes by a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor which is a Significant Subsidiary or any Person acting on behalf of any such Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee; or

(9) the Company or any Restricted Subsidiary that is a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or proceeding,

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) admits in writing its inability generally to pay its debts as the same become due; or

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary in an involuntary case or proceeding,

(B) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or for all or a substantial part of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or

(C) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary,

and the order or decree contemplated by clause (A), (B) or (C) of this clause (10) remains unstayed and in effect for 60 consecutive days; or

(11) the Formation Transactions are not consummated in all material respects prior to midnight (New York City time) on August 15, 2013.

SECTION 6.02 Acceleration of Maturity

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then-outstanding Notes may declare all the Notes and all other Obligations thereunder to be due and payable immediately by notice in writing to the Company and the Trustee. Upon a declaration of acceleration, the Notes and all other Obligations thereunder shall become immediately due and payable.

Notwithstanding the foregoing, in the case of an Event of Default specified in clause (9) or (10) of Section 6.01 hereof occurring with respect to the Company, all outstanding Notes and all other Obligations thereunder shall become immediately due and payable without further action or notice. Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

If any Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any Guarantor with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.08 hereof, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

SECTION 6.03 Other Remedies

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy (under this Indenture or otherwise) to collect the payment of principal of, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04 Waiver of Past Defaults

Subject to Section 6.07 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder; provided, however, that the Holders of at least a majority in aggregate principal amount of the Notes then outstanding may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05 Control by Majority

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, subject to Section 7.01 hereof, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. The Trustee may take any other action which it deems proper and which is not inconsistent with any such direction. In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification reasonably satisfactory to it against any loss or expense caused by taking such action or following such direction.

SECTION 6.06 Limitation on Suits

No Holder of a Note will have any right to institute any proceeding with respect to this Indenture or for any remedy hereunder, unless (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request to the Trustee to institute such proceeding and, if requested by the Trustee, provided indemnity satisfactory to the Trustee, with respect to such proceeding, (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and (iv) the Trustee shall have failed to institute such proceeding within 60 days after such request and, if requested, the provision of an indemnity satisfactory to the Trustee.

Notwithstanding anything to the contrary contained in this Section 6.06, any Holder of a Note shall have the right to institute a proceeding with respect to this Indenture or the Notes or for any remedy in the following instances:

(a) a Holder of a Note may institute suit for enforcement of payment of principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note (including upon acceleration thereof) or

(b) Holders of a majority in principal amount of the outstanding Notes may institute any proceeding with respect to this Indenture or the Notes or any remedy thereunder; provided that, upon institution of any proceeding or exercise of any remedy, such Holders provide the Trustee with prompt written notice thereof.

A Holder of Notes may not use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder of Notes.

SECTION 6.07 Rights of Holders to Receive Payment

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium, if any, or interest on any Note, on or after the respective due dates expressed in such Note, any Redemption Date, any Change of Control Payment Date or any Purchase Date, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08 Collection Suit by Trustee

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company or any Guarantor for the whole amount of principal of, premium, if any, and interest owing on the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due to the Trustee under Section 7.07 hereof.

SECTION 6.09 Trustee May File Proofs of Claim

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of Notes allowed in any judicial proceedings relative to the Company (or any Guarantor or other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable upon the conversion or exchange of the Notes or upon any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder of Notes to make such payments to the Trustee and, in the event that the Trustee shall expressly consent to the making of such payments directly to the Holders of Notes, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder of Notes any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder of Notes in any such proceeding.

SECTION 6.10 Priorities

If the Trustee collects any money pursuant to this Article 6 or, after an Event of Default, any money or other property is distributable in respect of the Company’s obligations under this Indenture, such money or other property shall be paid out in the following order:

First: to the Trustee (including any predecessor trustee), its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11 Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by a Holder or Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

SECTION 7.01 Duties of Trustee

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(A) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(B) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) No provision of this Indenture shall be construed to relieve the Trustee from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(A) this paragraph does not limit the effect of clause (b) or (e) of this Section 7.01;

(B) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(C) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to the provisions of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture unless the Holders shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money or other assets received by it except as the Trustee may agree in writing with the Company. Money or other assets held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02 Rights of Trustee

(a) The Trustee may conclusively rely and shall be fully protected in relying upon any resolution, Officers’ Certificate or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may consult with counsel and it may require an Officers’ Certificate or an Opinion of Counsel or both which shall comply with Section 13.03 hereof. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability or otherwise, in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys, agents, custodians and nominees and shall not be responsible for the misconduct or negligence of any attorney, agent, custodian or nominee appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or any Guarantor shall be sufficient if signed by an Officer of the Company or such Guarantor. A permissive right granted to the Trustee hereunder shall not be deemed an obligation to act.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture including, without limitation, the provisions of Section 6.05 hereof, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request, order or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, Officers’ Certificate or any other certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during normal business hours, the books, records and premises of the Company or any Subsidiary of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of such Default or Event of Default from a Holder or the Company shall have been received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee and such notice refers to this Indenture and the Notes.

(i) In no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon. The Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any such investment prior to its Stated Maturity or the failure of the party directing such investment to provide timely written investment direction; provided in each such case that the Trustee shall have acted in accordance with written directions received from the instructing party. The Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction.

(j) In the event that the Trustee is also acting as Paying Agent, transfer agent, or Registrar hereunder, the rights and protections afforded to the Trustee pursuant to this Article 7 shall also be afforded to such Paying Agent, transfer agent, or Registrar.

(k) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(l) In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(n) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(o) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

SECTION 7.03 Individual Rights of Trustee

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, as defined in TIA Section 310(b), it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. However, the Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04 Trustee’s Disclaimer

The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the direction of the Company under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Issuers’ compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture. No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts, receive or obtain any interest in property or exercise any interest in property, or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which, as a result thereof, the Trustee shall become subject to service of process, taxation or other consequences that, in the sole determination of the Trustee, are adverse to the Trustee, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts, to receive or obtain any such interest in property or to exercise any such right, power, duty or obligation.

SECTION 7.05 Notice of Defaults

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it is known to the Trustee. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note pursuant to Section 6.01(1) or (2) hereof, the Trustee may withhold the notice if it in good faith determines that withholding the notice is in the interests of Holders of Notes.

SECTION 7.06 Reports by Trustee to Holders of Notes

Within 60 days after each November 1 beginning with November 1, 2014, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of Notes a brief report dated as of such reporting date that complies with TIA section 313(a) (but if no event described in TIA section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA section 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA section 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA section 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any securities exchange or of any delisting thereof.

SECTION 7.07 Compensation and Indemnity

The Company shall pay to the Trustee, from time to time, as may be agreed upon in writing between them, reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services in accordance with any provision of this Indenture (including, without limitation, the reasonable compensation, expenses and disbursements of its counsel and of all agents and other persons not regularly in its employ (A) in connection with the preparation, execution and delivery and administration of this Indenture, any waiver or consent hereunder, any modification or termination hereof, or any Event of Default or alleged Event of Default; (B) if an Event of Default occurs, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings relating thereto; (C) in connection with the administration of the Trustee’s rights or duties pursuant hereto; or (D) in connection with any removal of the Trustee pursuant to Section 7.08 hereof), except such disbursements, advances and expenses as may be attributable to its negligence or willful misconduct.

The Company and each of the Guarantors, jointly and severally, shall indemnify the Trustee or any predecessor Trustee and their officers, directors, employees and agents against any and all losses, liabilities, obligations, damages, claims penalties, judgments, actions, suits, proceedings, reasonable costs and expenses (including reasonable fees and disbursements of counsel), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), of any kind whatsoever arising out of or in connection with the acceptance or administration of its duties under this Indenture, including, without limitation, the costs and expenses of enforcing this Indenture (including this Section 7.07) against the Company or the Guarantors and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its duties or powers hereunder or which may be incurred by the Trustee in connection with any investigative, administrative or judicial proceeding (whether or not such indemnified party is designated a party to such proceeding); provided, however, that the Company need not reimburse any expense or indemnify against any loss, obligation, damage, penalty, judgment, action, suit, proceeding, reasonable cost or expense (including reasonable fees and disbursements of counsel) of any kind whatsoever which may be incurred by the Trustee in connection with any investigative, administrative or judicial proceeding (whether or not such indemnified party is designated a party to such proceeding) in which it is determined that the Trustee acted with negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or the Guarantors of any of their obligations hereunder. The Company and the Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company and each of the Guarantors, jointly and severally, shall pay the reasonable fees and expenses of such counsel; provided, however, that the Company shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Company and the Guarantors, as applicable, and such parties in connection with such defense or any issues respecting the reputation of the Trustee or otherwise affecting the Trustee. The Company and the Guarantors need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.07 (including the reasonable fees and expenses of its agents and counsel) shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the termination for any reason of this Indenture, including any rejection or termination under any Bankruptcy Law.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the termination for any reason of this Indenture.

In addition to and without prejudice to its other rights hereunder, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA section 313(b)(2) to the extent applicable.

“Trustee” for purposes of this Section shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.08 Replacement of Trustee

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of Notes who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

The Company shall give or cause to be given notice of each resignation and each removal of the Trustee to all Holders in the manner provided herein. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders of Notes. The retiring Trustee shall promptly transfer, after payment of all amounts owing to the Trustee pursuant to Section 7.07 hereof, all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the trust created by this Indenture) to, another Person, the successor Person without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation of the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.10 Eligibility; Disqualification

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state or territory thereof or of the District of Columbia that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal, state, territorial or District of Columbia authorities and that has, or is a wholly owned subsidiary of a bank holding company that has, a combined capital and surplus of at least $25,000,000 as set forth in its most recent published annual report of condition.

If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.10, it shall resign immediately in the manner and with the effect specified in this Article 7.

This Indenture shall always have a Trustee who satisfies the requirements of the TIA, including TIA section 310(a)(1), (2) and (5). The Trustee is subject to TIA section 310(b).

SECTION 7.11 Preferential Collection of Claims Against Company

The Trustee is subject to TIA section 311(a), excluding any creditor relationship listed in TIA section 311(b). A Trustee who has resigned or been removed shall be subject to TIA section 311(a) to the extent indicated therein.

SECTION 7.12 Appointment of Co-Trustees and Separate Trustees

(a) Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction, or if the Trustee is unable or unwilling to execute any documents or take any other action under the Indenture in any jurisdiction the Trustee shall, with approval of the Company, have the power to appoint, and may execute and deliver any and all instruments necessary for the appointment of, one or more Persons to act as a co-trustee or co-trustees with the Trustee, or separate trustee or separate trustees, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable and as are set forth in such instrument. Any co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.10 hereof and no notice to Holders of the appointment of any co-trustee or separate trustee shall be required hereunder. Should any written instrument or instruments from the Company or any Guarantor be required by a co-trustee or separate trustee so appointed to more fully confirm to such co-trustee or separate trustee such powers, duties, obligations, rights and trusts, and any all instruments shall on request, be executed.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that the instrument of appointment provides that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee or as otherwise provided in the instrument of appointment;

(ii) the Trustee shall not be personally liable by reason of any act or omission of any co-trustee or separate trustee hereunder. No co-trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any separate trustee or any other co-trustee hereunder. No separate trustee hereunder shall be personally liable by reason of any act or omission of the Trustee, any co-trustee or any other separate trustee hereunder;

(iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article 7. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this

Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of his, her or its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without appointment of a new or successor trustee.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01 Option to Effect Legal Defeasance or Covenant Defeasance

The Company may, at its option, evidenced by an Officers’ Certificate, at any time, with respect to the Notes, elect to have either Section 8.02 or 8.03 hereof be applied to all Notes and Subsidiary Guarantees then outstanding upon compliance with the conditions set forth in this Article 8.

SECTION 8.02 Legal Defeasance and Discharge

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their respective obligations with respect to all Notes and Subsidiary Guarantees then outstanding on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and any Guarantor shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes and any Subsidiary Guarantee then outstanding, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all their other obligations under such Notes and Subsidiary Guarantees, and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments prepared by the Company acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Notes then outstanding to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, or on the Redemption Date, as the case may be, (b) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.10, 4.02 and 4.03 hereof, (c) the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder and the Company’s obligations in connection therewith and (d) this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8 .03 hereof with respect to the Notes.

SECTION 8.03 Covenant Defeasance

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each Guarantor shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.04, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.16, 4.17 and 4.18 and Article 5 hereof with respect to the outstanding Notes and the Subsidiary Guarantees on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes and the Subsidiary Guarantees shall thereafter be deemed not to be “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes and the Subsidiary Guarantees shall not be deemed outstanding for financial accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Subsidiary Guarantees, the Company and any Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or Event of Default under Section 6.01(3), (4) or (5) hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(8) hereof shall not constitute Events of Default.

SECTION 8.04 Conditions to Legal Defeasance or Covenant Defeasance

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes and the Subsidiary Guarantees:

In order to exercise either Legal Defeasance or Covenant Defeasance, as applicable:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States who shall be reasonably satisfactory to the Trustee confirming that (1) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (2) since the Closing Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes, as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States who shall be reasonably satisfactory to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(f) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(g) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions

(a) Subject to the provisions of the last paragraph of Section 4.03 hereof and to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the Notes then outstanding shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest but such money and Government Securities need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Notes then outstanding. This Section 8.05(b) shall survive the termination of this Indenture, and the earlier removal or resignation of the Trustee.

SECTION 8.06 Repayment to Company

Subject to Sections 7.7 and 8.1 hereof, the Trustee shall deliver or pay to the Company from time to time upon receipt of a written Company Request any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof) accompanied by an Officers’ Certificate, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.07 Reinstatement

If the Trustee or Paying Agent is unable to apply any United States dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that if the Company or any Guarantor makes any payment of principal of, premium, if any, or interest on any Notes following the reinstatement of its obligations, the Company or such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENTS

SECTION 9.01 Without Consent of Holders

Notwithstanding Section 9.02 of this Indenture, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for assumption of the Company’s or any Guarantor’s obligations to the Holders of the Notes in the case of a merger, consolidation or sale of assets;

(d) to provide security for the Notes;

(e) to add a Guarantor under this Indenture;

(f) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Notes in any material respect;

(g) to comply with requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA, to the extent applicable;

(h) to conform the text of this Indenture, the Subsidiary Guarantees or the Notes to any provision of section entitled the “Description of Notes” contained in the final offering memorandum, dated August 5, 2013, relating to the Notes, to the extent that such provision in the section entitled “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Subsidiary Guarantees or the Notes;

(i) to comply with the rules of any applicable securities depositary; or

(j) to make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes, provided that (i) compliance with this Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer the Notes;

(k) to provide for a successor trustee in accordance with the terms of this Indenture; or

(l) to provide for the issuance of Additional Notes and Subsidiary Guarantees in accordance with the limitations in this Indenture as set forth in this Indenture.

Upon the written request of the Company, and upon receipt by the Trustee of an Officers’ Certificate and an Opinion of Counsel in compliance with Section 13.03 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amendment or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into any such amendment or supplemental indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

The consent of the Holders of the Notes is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment, supplement or waiver under this Section 9.01 becomes effective, the Company shall mail to the Holders of each Note affected thereby a notice briefly describing the amendment, supplement or waiver.

SECTION 9.02 With Consent of Holders

Except as provided below in this Section 9.02, this Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

Upon the request of the Company, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of an Officers’ Certificate and an Opinion of Counsel in compliance with Section 13.03 hereof, the Trustee shall join with the Company and the Guarantors in the execution of such amendment or supplemental indenture unless such amendment or supplemental indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed supplemental indenture or amendment, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders of each Note affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder of Notes affected, an amendment or waiver may not (with respect to any Note held by a non-consenting Holder):

(a) reduce the principal amount of the Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the price to be paid, or the timing of redemption or payment, upon redemption of the Notes or, after the Company has become obligated to make a Change of Control Offer or an Asset Sale Offer, amend, change or modify the obligation of the Company to make or consummate such Change of Control Offer or Asset Sale Offer;

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) waive a Default or Event of Default in the payment of principal of or premium or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in such Note;

(f) except pursuant to Section 12.06 hereof, release any Guarantor from its Guarantee of the Notes;

(g) contractually subordinate the Notes or the Subsidiary Guarantees to any other Indebtedness;

(h) make any change in the foregoing amendment and waiver provisions of this Article 9.

SECTION 9.03 Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to such Holder’s Note or portion of such Note by written notice to the Trustee received before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of Notes, except as provided in Section 9.02 hereof. An amendment, supplement or waiver becomes effective upon the (i) receipt by the Company, with copies of such consents provided to the Trustee, of consents by the Holders of the requisite principal amount of securities, (ii) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment, supplement or waiver and (iii) execution of such amendment, supplement or waiver (or supplemental indenture) by the Company and the Trustee.

SECTION 9.04 Notation on or Exchange of Notes

If an amendment, supplement or waiver changes the terms of a Note, the Company may require the Holder of the Note to deliver it to the Trustee. The Trustee may, but shall not be required to, place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture or waiver authorized pursuant to this Article 9 if the amendment or supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign any amended or supplemental indenture or waiver, the Trustee shall be entitled to receive, if requested, an indemnity satisfactory to it and to receive and, subject to Section 7.01 hereof, shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that such amendment or supplemental indenture or waiver is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Company and the Guarantors in accordance with its terms. The Company may not sign an amendment or supplemental indenture or waiver until the Board of Directors of the Company approves it.

ARTICLE 10.

[RESERVED]

ARTICLE 11.

SATISFACTION AND DISCHARGE

SECTION 11.01 Satisfaction and Discharge of Indenture. The obligations of the Company and the Guarantors under this Indenture shall be discharged and will cease to be of further effect as to all Notes issued hereunder, except for Sections 7.07 and 8.05(b) hereof, which shall survive the satisfaction and discharge of this Indenture, when either all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company and the Company has irrevocably deposited or caused to be deposited with the Trustee, in trust, funds, non-callable Government Securities or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest, to the date of maturity or date of redemption,

(ii) the Company has paid or caused to be paid all sums payable by the Company under this Indenture, and

(iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge have been complied with.

SECTION 11.02 Application of Trust Money

Subject to the provisions of the last paragraph of Section 4.03 all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.

If the Trustee or Paying Agent is unable to apply any money in accordance with Section 11.01 hereof by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no such deposit had occurred pursuant to Section 11.01 hereof; provided that if the Company or any Guarantor has made any payment of principal of, premium, if any, or interest on, any Notes following the reinstatement of its obligations, the Company or such Guarantor shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 12.

SUBSIDIARY GUARANTEES

SECTION 12.01 Subsidiary Guarantee

For value received, the Guarantors, jointly and severally, hereby unconditionally guarantee to the Holders of the Notes and to the Trustee the due and punctual payment of the principal of, premium, if any, and interest (including interest accruing on or after the tiling of a petition in bankruptcy or reorganization relating to the Company, whether or not a claim for post-filing interest is allowed in such proceeding) on, the Notes, and all other amounts payable by the Company under the Notes and under this Indenture (collectively, the “Guaranteed Obligations”), when and as the same shall become due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, according to the terms of the Notes and this Indenture. Each Subsidiary Guarantee pursuant to this Article 12 constitutes a guarantee of payment in full when due and not merely a guarantee of collectability. Notwithstanding the foregoing, in the event that any applicable law (including, without limitation, any law (i) limiting or restricting the giving of financial assistance by way of Guarantee, (ii) relating to fraudulent conveyance or fraudulent transfer or (iii) enforcing currency controls in any jurisdiction) limits the amount of financial assistance that a Guarantor is permitted to provide in favor of Holders of the Notes, such Guarantor’s liability under this Section 12.01 in respect of the Guaranteed Obligations of such Guarantor shall be limited to the maximum amount permitted under such applicable law; provided, that the application of such limitation in any specific case (in respect of the Obligations of any other obligor) shall not restrict or limit the ability of the Holders of the Notes to claim in full all amounts due under this Indenture in respect of the Guaranteed Obligations of any other obligor where there is no law which limits the amount of financial assistance that a Guarantor is permitted to provide in favor of such other obligor, or where there is an applicable exception to any limitation on the amount of financial assistance which a Guarantor is permitted to provide in favor of such other obligor.

SECTION 12.02 Obligation of the Guarantors Unconditional

Except as provided in Section 12.06 hereof, the obligations of each Guarantor hereunder shall be as aforesaid absolute and unconditional, and shall not be impaired, modified, released or limited by any occurrence or condition whatsoever, including, without limitation, (i) any compromise, settlement, release, waiver, renewal, extension, indulgence or modification of, or any change in, any of the obligations and liabilities of the Company contained in the Notes or this Indenture, (ii) any impairment, modification, release or limitation of the liability of the Company or its estate in bankruptcy, or any remedy for the enforcement thereof, resulting from the operation of any present or future provision of any applicable Bankruptcy Law, as amended, or other statute or from the decision of any court, (iii) the assertion or exercise by the Company, the Holders of Notes or the Trustee of any rights or remedies under the Notes or this Indenture or their delay in or failure to assert or exercise any such rights or remedies, (iv) the assignment or the purported assignment of any property as additional security for the Notes, including all or any part of the rights of the Company under this Indenture, (v) the extension of the time for payment by the Company of any payments or other sums or any part thereof owing or payable under any of the terms and provisions of the Notes or this Indenture or of the time for performance by the Company of any other obligations under or arising out of any such terms and provisions or the extension or the renewal of any thereof, (vi) the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of the Company set forth in this Indenture or the Notes, (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar proceeding affecting, the Company, or any of the Guarantors or any of their respective assets, or the disaffirmance of this Subsidiary Guarantee pursuant to this Article 12 or the Notes or this Indenture in any such proceeding, (viii) the release or discharge of the Company from the performance or observance of any agreement, covenant, terms or condition contained in any of such instruments by operation of law, (ix) the unenforceability of the Notes or this Indenture or any Subsidiary Guarantee pursuant to this Article 12, or (x) any other circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

SECTION 12.03 Waiver Relating to Subsidiary Guarantees

Each Guarantor hereby (i) waives diligence, presentment, demand of payment, tiling of claims with a court in the event of the merger, insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or to realize on any collateral, protest or notice with respect to the Guaranteed Obligations and all demands whatsoever, (ii) acknowledges that any agreement, instrument or document evidencing the Guaranteed Obligations may be transferred and that the benefit of its obligations hereunder shall extend to each holder of any agreement, instrument or document evidencing the Guaranteed Obligations without notice to them, and (iii) covenants that its Subsidiary Guarantee pursuant to this Article 12 will not be discharged except pursuant to Section 12.05 hereof or by complete payment and performance of the Guaranteed Obligations and of its Subsidiary Guarantee pursuant to this Article 12.

SECTION 12.04 Execution of Supplemental Indenture for Future Guarantors

Each Subsidiary and other Person which is required to become a Guarantor pursuant to Section 4.18 shall promptly, and, in any event, within 30 days, execute and deliver to the Trustee a supplemental indenture in the form of Exhibit D (with appropriate changes as required to comply with the laws of any foreign jurisdiction in which such Subsidiary or Person is organized) pursuant to which such Subsidiary or other Person shall become a Guarantor under this Article 12 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary or other Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and/or to such other matters as the Trustee may reasonably request.

SECTION 12.05 Guarantors May Consolidate, etc., on Certain Terms

Subject to Section 12.05 hereof, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person, unless (i) the Person formed by or surviving such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or any Permitted Jurisdiction and expressly assumes all the obligations of such Guarantor, pursuant to a supplemental indenture, under the Notes and this Indenture and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists. In connection with any consolidation or merger contemplated by this Section 12.05, the Company shall deliver to the Trustee prior to the consummation of the proposed transaction an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger and such supplemental indenture comply with this Article 12 and that all conditions precedent herein provided relating to such transaction have been complied with.

The provisions of clause (i) of the preceding paragraph shall not apply if the Person formed by or surviving the relevant consolidation or merger or to which the relevant sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person that is not, after giving effect to such transaction, a Restricted Subsidiary of the Company.

SECTION 12.06 Release of Subsidiary Guarantee

In the event of (i) a merger or consolidation to which a Guarantor is a party, then the Person formed by or surviving such merger or consolidation (if, after giving effect to such transaction, other than the Company or a Restricted Subsidiary of the Company) shall automatically be released and discharged from the obligations of such Guarantor under its Subsidiary Guarantee, (ii) a sale or other disposition (whether by merger, consolidation or otherwise) (A) of all of the Equity Interests or (B) substantially all of the assets of a Guarantor at the time owned by the Company and its Restricted Subsidiaries to any Person that, after giving effect to such transaction, is neither the Company nor a Restricted Subsidiary of the Company, then the Person to whom such Equity Interests or assets were sold and the Guarantor that is the subject of such sale or the surviving Person in such merger or consolidation shall automatically be released and discharged from the obligation of such Guarantor under its Subsidiary Guarantee, or (iii) the release and discharge of a Guarantor from all obligations under Guarantees of (x) Obligations under the Credit Agreement and (y) any other Indebtedness of the Company or any of its Restricted Subsidiaries, then in each such case such Guarantor shall be automatically released and discharged from its obligations under its Subsidiary Guarantee; provided that, in the case of each of clauses (i) and (ii) above, (a) the relevant transaction is in compliance with the terms of this Indenture, and (b) the Person being released and discharged shall have been released and discharged from all obligations it might otherwise have under Guarantees of Indebtedness of the Company or any of its Restricted Subsidiaries in an amount greater than $2.5 million and, in the case of each of clauses (i), (ii) and (iii) above, immediately after giving effect to such transaction, no Default or Event of Default shall exist.

Upon any Guarantor ceasing to be a Guarantor pursuant to any provision of this Indenture, at the request of the Company which request shall be accompanied by an Officers’ Certificate and an Opinion of Counsel, each certifying that no Event of Default (or event or condition which with the giving of notice or the passage of time would become an Event of Default) exists and is continuing and that all conditions precedent herein provided relating to this Section 12.06 have been complied with, the Trustee shall execute and deliver an appropriate instrument evidencing any such release reasonably requested of it. Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of, premium, if any, and interest on the Notes and for the other obligations of such Guarantor under this Indenture as and to the extent provided in this Indenture.

SECTION 12.07 Contribution of Guarantors

In the event that any Guarantor (such Guarantor being herein referred to as the “Funding Party”) shall make a payment under its Subsidiary Guarantee pursuant to this Article 12, it shall be entitled to a contribution from each other Guarantor (each, a “Contributor”) in the amount of such Contributor’s pro rata share of the amount of such payment by such Funding Party so long as exercise of such right does not impair the rights of Holders of Notes under any Subsidiary Guarantee. The failure of a Contributor to discharge its obligations under this Section 12.07 shall not affect the obligations of any Guarantor under its Subsidiary Guarantee pursuant to this Article 12. The obligations under this Section 12.07 shall be unaffected by any of the events described in Section 12.02 or any comparable events pertaining to the Funding Party, its Subsidiary Guarantee or the undertakings in this Section 12.07.

SECTION 12.08 Reinstatement of Subsidiary Guarantees

Each Guarantee pursuant to this Article 12 shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any of the Guaranteed Obligations is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any Holder of Notes or by the Trustee, whether as a “voidable preference,” “fraudulent conveyance,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 12.09 Subordination of the Guarantees of the Designated Guarantors

Each Designated Guarantor’s Guarantee of the Notes (each, a “Designated Guarantee”) will be subordinated in right of payment only to such Designated Guarantor’s Obligations on Designated Senior Indebtedness. The Designated Guarantees will in all respects rank pari passu in right of payment with all other senior Indebtedness of the Guarantors. The Notes are not subordinated in right of payment to any Indebtedness.

No Designated Guarantor is permitted to make any payments on its Guarantee of the Notes and may not purchase, redeem or otherwise retire any Notes (collectively, “pay on the Guarantees of the Notes”) (except in the form of Permitted Junior Securities (other than Disqualified Stock)) if either of the following occurs (a “Designated Guarantor Payment Default”):

(1)	any Obligation on any Designated Senior Indebtedness of such Designated Guarantor is not paid in full in cash when due; or

(2)	any other default on any Designated Senior Indebtedness of such Designated Guarantor occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Designated Guarantor Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Notwithstanding the foregoing, the Designated Guarantors are permitted to pay on the Guarantees of the Notes if the Designated Guarantors and the Trustee receive written notice approving such payment from the Representative of such Designated Senior Indebtedness with respect to which the Designated Guarantor Payment Default has occurred and is continuing.

During the continuance of any default (other than a Designated Guarantor Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Designated Guarantors are not permitted to pay on the Guarantees of the Notes (except in the form of Permitted Junior Securities (other than Disqualified Stock)) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

(2)	because the Non-Payment Default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3)	because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Designated Guarantor Payment Default has occurred and is continuing, the Designated Guarantors are permitted to resume paying on the Guarantees of the Notes after the end of such Payment Blockage Period. The Guarantees of the Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Payment Defaults with respect to Designated Senior Indebtedness during such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 365-days period, and there must be a least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect.

Notwithstanding the foregoing, however, no Non-Payment Default that existed or was continuing on the date of delivery of any Blockage Notice with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Blockage Notice will be, or be made, the basis for a subsequent Blockage Notice by the Representative of such Designated Senior Indebtedness unless such Non-Payment Default has been waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

Upon any payment or distribution of the assets of any Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to such Designated Guarantor or its property:

(1)	the holders of Designated Senior Indebtedness of such Designated Guarantor will be entitled to receive payment in full in cash of such Designated Senior Indebtedness before the holders of the Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Guarantees of the Notes by the Designated Guarantors; and

(2)	until the Designated Senior Indebtedness of such Designated Guarantor is paid in full in cash, any payment or distribution to which holders of the Guarantees of the Notes by the Designated Guarantors would be entitled but for the subordination provisions of this Indenture will be made to holders of such Designated Senior Indebtedness as their interests may appear, except that holders of the Guarantees of the Notes by the Designated Guarantors may receive Permitted Junior Securities.

If a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Designated Senior Indebtedness of the Designated Guarantors and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under this Indenture upon the failure of the Company to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein. If any Designated Senior Indebtedness of any Designated Guarantor is outstanding, no Designated Guarantor may pay on its Guarantee until five Business Days after the Representative of such Designated Senior Indebtedness receives notice of such acceleration and, thereafter, the Designated Guarantors may pay on the Guarantees of the Notes only if this Indenture (including the subordination provisions) otherwise permits payment at that time.

The Company shall give prompt written notice to the Trustee of any default in the payment of any Designated Senior Indebtedness of a Designated Guarantor or any acceleration under any Designated Senior Indebtedness of a Designated Guarantor or under any agreement pursuant to which Designated Senior Indebtedness of a Designated Guarantor may have been issued. Failure to give such notice shall not affect the subordination of a Designated Guarantee to the Designated Senior Indebtedness of the related Designated Guarantor or the application of the other provisions provided in this Article 12.

With respect to the holders of Designated Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations with respect to the holders of Designated Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Designated Senior Indebtedness, and shall not be liable to any such holders if it shall pay over or deliver to the Holders or the Company or any other Person, money or assets to which any holders of Designated Senior Indebtedness shall be entitled by virtue of this Article or otherwise. Notwithstanding the provisions of this Article or any other provisions of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys or assets to or by the Trustee in respect of the Notes, or the taking of any other action by the Trustee, unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office of the Trustee written notice thereof from the Company, any Holder of Notes, any paying agent of the Company or the holder or representative of Designated Senior Indebtedness; and before the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section at least two Business Days prior to the date upon which any money may become payable for any purpose (including, without limitation, the payment of the principal of or interest on, or additional amounts owing in respect of, any Note) then, anything herein contained to the contrary notwithstanding, the Trustee shall have all power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it during or after such two Business Day period.

ARTICLE 13.

MISCELLANEOUS

SECTION 13.01 Notices

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered by hand delivery, by first-class mail (registered or certified, return receipt requested), by facsimile or by overnight air courier guaranteeing next day delivery, to the others’ addresses as follows:

If to the Company or any Guarantor:

Playa Resorts Holding B.V.

c/o Playa Management USA, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attention: David Camhi

Telecopier No.: + 1 571 529 6050

with a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

Attention: Eve N. Howard

Telecopier No.: + 1 202 637 5910

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, PA 15259

Attention: Corporate Trust – Corporate Finance

Telecopier No.: (412) 234-7535

The Company, any Guarantor or the Trustee by notice to the others may designate additional or different addresses of subsequent notices or communications.

All notices and communications (other than those sent to Holders of Notes) shall be deemed to have been duly received: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is confirmed, if sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, except that any notice to the Trustee shall be deemed received by the Trustee only upon actual receipt.

Any notice or communication to a Holder of Notes shall be mailed by first-class mail, certified or registered, return receipt requested, to his address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder of Notes or any defect in it shall not affect its sufficiency with respect to other Holders of Notes.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders of Notes, it shall mail a copy to the Trustee and each Agent at the same time.

In addition to the foregoing, the Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions; and the Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic notices, instructions, directions or other communications agrees to assume all risks arising out of the use of such electronic methods to submit notices, instructions, directions or other communications and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any such notices, instructions, directions or other communications from the Company shall be conclusively deemed to be valid instructions from the Company to the Trustee for the purposes of this Indenture.

SECTION 13.02 Communication by Holders with Other Holders

Holders of Notes may communicate pursuant to TIA section 312(b) with other Holders of Notes with respect to their rights under this Indenture or the Notes. The Company, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA section 312(c).

SECTION 13.03 Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Company and/or any Guarantor to the Trustee to take any action under this Indenture, the Company and/or any Guarantor, as the case may be, shall furnish to the Trustee:

(a) an Officers’ Certificate (which shall include the statements set forth in clause (c) hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any provided for in this Indenture relating to the proposed action have been complied with;

(b) an Opinion of Counsel (which shall include the statements set forth in clause (c) hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; and

(c) every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(i) a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

SECTION 13.04 Rules by Trustee and Agents

The Trustee may make reasonable rules for action by or at a meeting of Holders of Notes. The Registrar or Paying Agent may make reasonable roles and set reasonable requirements for its functions.

SECTION 13.05 Legal Holidays

In any case where any Interest Payment Date, any date established for payment of Defaulted Interest pursuant to Section 2.12 hereof, or any Maturity with respect to any Note shall not be a Business Day, then (notwithstanding any other provisions of this Indenture) the payment of interest or principal (and premium, if any) need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or date established for payment of Defaulted Interest pursuant to Section 2.12 hereof or Maturity, and no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date or date established for payment of Defaulted Interest pursuant to Section 2.12 or Maturity, as the case may be, to the next succeeding Business Day.

SECTION 13.06 No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No past, present or future director, officer, employee, incorporator, manager, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release shall be part of the consideration for the issuance of the Notes.

SECTION 13.07 Governing Law; Submission to Jurisdiction

THIS INDENTURE, THE GUARANTEES AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE). BY THE EXECUTION AND DELIVERY OF THIS INDENTURE, EACH OF THE COMPANY AND THE GUARANTORS SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR NEW YORK STATE COURT SITTING, IN EACH CASE, IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, THE UNITED STATES OF AMERICA (A “NEW YORK COURT”) IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

The Company and each of the Guarantors have appointed Playa Management USA, LLC at 3950 University Drive, Suite 301, Fairfax, Virginia 22030 as their authorized agent upon whom process may be served in relation to any proceedings in a New York Court (the “Authorized Agent”). Such appointment of the Authorized Agent shall be irrevocable unless and until replaced by an agent acceptable to the Trustee, or any person who controls the Trustee. The Company and each of the Guarantors represent and warrant that the Authorized Agent has agreed to act as said agent for service of process, and the Company and each of the Guarantors agree to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent and written notice of such service to the Company and each of the Guarantors shall be deemed, in every respect, effective service of process upon this Indenture. The Company and each of the Guarantors agree that nothing herein shall affect the right to effect service of process in any other manner permitted by Jaw or shall limit the right to sue in any other jurisdiction.

To the extent that the Company or any of the Guarantors may be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to or arising out of this Indenture to claim for itself or its revenues, assets or properties immunity (whether by reason of sovereign immunity or otherwise) from suit, from the jurisdiction of any court (including, but not limited to, any court of the United States of America or the State of New York) or from any legal process with respect to itself or its property, from attachment prior to judgment, from set-off, from execution of a judgment, from the grant of injunctive relief, whether prior to or after judgment, or from any other legal process (including, without limitation, in relation to enforcement of any arbitration award), and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), the Company or such Guarantor, as applicable, hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity and consents to the grant of any such relief.

SECTION 13.08 No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this indenture.

SECTION 13.09 Successors and Assigns

All covenants and agreements in this Indenture and the Notes by the Company and the Guarantors shall bind their respective successors and assigns. All covenants and agreements in this Indenture by the Trustee shall bind its successor and assigns.

SECTION 13.10 Severability

In case any one or more of the provisions in this Indenture or in the Notes shall be held invalid, illegal or unenforceable in any jurisdiction, in any respect for any reason, the validity, legality and enforceability of any such provision in every other jurisdiction and in every other respect, and of the remaining provisions, shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 13.11 Counterpart Originals

This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of them together shall represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or electronic format (i.e., “pdf’ or “tif’) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf’ or “tif’) shall be deemed to be their original signatures for all purposes.

SECTION 13.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.13 Waiver of Jury Trial

THE COMPANY, EACH GUARANTOR, THE TRUSTEE, AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY.

SECTION 13.14 Judgment Currency

Any payment on account of an amount that is payable in U.S. dollars (the “Required Currency”) which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Company or any Guarantor, shall constitute a discharge of the Company or the Guarantor’s obligation under this Indenture and the Notes or Guarantee, as the case may be, only to the extent of the amount of the Required Currency with such Holder or the Trustee, as the case may be, could purchase in the London foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the

Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, the Company and the Guarantors shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

[Signatures on following pages]

IN WITNESS WHEREOF, the undersigned have caused this Indenture to be executed as of the date first above written.

PLAYA RESORTS HOLDING B.V.

By:	/s/ Bruce Wardinski
	Name:	Bruce Wardinski
	Title:	Managing Director A

[Signature Page to the Indenture]

IN WITNESS WHEREOF, the undersigned have caused this Indenture to be executed as of the date first above written.

PLAYA RESORTS HOLDING B.V.

By:	/s/ J.E. Hardeveld
	Name:	J.E. Hardeveld
	Title:	Managing Director B

[Signature Page to the Indenture]

PLAYA H&R HOLDINGS B.V.:

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A

Name:
Title:

[Signature Page to the Indenture]

PLAYA H&R HOLDINGS B.V.:

Name:
Title:

/s/ J.E. Hardeveld
Name:	J.E. Hardeveld
Title:	Managing Director B

[Signature Page to the Indenture]

HOTEL GRAN PORTO REAL B.V.:

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A, Playa Resorts Holding B.V.

[Signature Page to the Indenture]

HOTEL GRAN PORTO REAL B.V.:

Name:
Title:

/s/ J.E. Hardeveld
Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Resorts Holding B.V.

[Signature Page to the Indenture]

HOTEL ROYAL CANCUN B.V.:

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A, Playa Resorts Holding B.V.

[Signature Page to the Indenture]

HOTEL ROYAL CANCUN B.V.:

Name:
Title:

/s/ J.E. Hardeveld

Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Resorts Holding B.V.

[Signature Page to the Indenture]

HOTEL GRAN CARIBE REAL B.V.:

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A, Playa Resorts Holding B.V.

[Signature Page to the Indenture]

HOTEL GRAN CARIBE REAL B.V.:

Name:
Title:

/s/ J.E. Hardeveld

Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Resorts Holding B.V.

[Signature Page to the Indenture]

HOTEL ROYAL PLAYA DEL CARMEN B.V.:

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A, Playa Resorts Holding B.V.

[Signature Page to the Indenture]

HOTEL ROYAL PLAYA DEL CARMEN B.V.:

Name:
Title:

/s/ J.E. Hardeveld

Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Resorts Holding B.V.

[Signature Page to the Indenture]

PLAYA RIVIERA MAYA B.V.:

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director, A

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA RIVIERA MAYA B.V.:

Name:
Title:

/s/ J.E. Hardeveld

Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA CABOS B.V.:

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA CABOS B.V.:

Name:
Title:

/s/ J.E. Hardeveld

Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA ROMANA B.V.:

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski

Name:	Bruce Wardinski
Title:	Managing Director A, Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA ROMANA B.V.:

Name:
Title:

/s/ J.E. Hardeveld

Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA PUNTA CANA HOLDING B.V.:

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A, Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA PUNTA CANA HOLDING B.V.:

Name:
Title:

/s/ J.E. Hardeveld
Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA ROMANA MAR B.V.:

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A, Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA ROMANA MAR B.V.:

Name:
Title:

/s/ J.E. Hardeveld
Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA CANA B.V.:

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

PLAYA CANA B.V.:

Name:
Title:

/s/ J.E. Hardeveld
Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Portfolio Holding B.V.

[Signature Page to the Indenture]

ROSE HALL JAMAICA RESORT B.V.:

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A

/s/ Bruce Wardinski
Name:	Bruce Wardinski
Title:	Managing Director A Playa Resorts Holding B.V.

[Signature Page to the Indenture]

ROSE HALL JAMAICA RESORT B.V.:

Name:
Title:

/s/ J.E. Hardeveld
Name:	J.E. Hardeveld
Title:	Managing Director B of Playa Resorts Holding B.V.

[Signature Page to the Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President

[Signature Page to the Indenture]

EXHIBIT A

[Face of Note]

[FOR GLOBAL NOTES: THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY OR THE TRUSTEE SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.]

Ex. A-1

CUSIP: [144A: 72812R AA5][Reg S: N70548 AA5]	No.
ISIN: [144A: US72812RAA59][Reg S: USN70548AA57]	U.S.$

PLAYA RESORTS HOLDING B.V.

8.000% Senior Notes due 2020

PLAYA RESORTS HOLDING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, for value received, promises to pay to             , or its registered assigns, the principal sum of              AND NO/100 UNITED STATES DOLLARS (U.S.$        ) on August 15, 2020.

Interest Payment Dates: February 15 and August 15

Record Dates: February 1 and August 1

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Ex. A-2

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

PLAYA RESORTS HOLDING B.V.

By:
Name:
Title:

By:
Name:
Title:

Ex. A-3

This is one of the Notes referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

Ex. A-4

PLAYA RESORTS HOLDING B.V.

8.000% Senior Notes due 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest.

PLAYA RESORTS HOLDING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands (the “Company,” which term includes any successor under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Note at 8.000% per annum from August 9, 2013 until maturity. The Company will pay interest, if any, semi-annually in arrears on February 15 and August 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further, that the first Interest Payment Date shall be February 15, 2014. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment.

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the February 1 or August 1 immediately preceding the relevant Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose in or outside the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent; provided further that as long as the Notes are held through The Depository Trust Company (“DTC”), such payment will be made to DTC. Until otherwise designated by the Company, the Company’s office or agency will be the office or agency of the Trustee maintained for such purpose. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.	Indenture.

The Company issued the Notes under an Indenture dated as of August 9, 2013 (the “Indenture”) among the Company, the Guarantors named on the signature pages thereto and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are general obligations of the Company. The Company will be entitled to issue Additional Notes pursuant to Section 2.15 of the Indenture.

Ex. A-5

5.	Optional Redemption.

(a) Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Company shall not have the option to redeem the Notes prior to August 15, 2016. Thereafter, the Company shall have the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the Redemption Prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable Redemption Date (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on August 15 of the years indicated below:

Year	Percentage
2016	106.000%
2017	104.000%
2018	102.000%
2019 and thereafter	100.000%

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time on or prior to August 15, 2016, the Company may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes theretofore issued under the Indenture at a Redemption Price of 108.000% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds of one or more Equity Offerings; provided that (i) at least 65% of the aggregate principal amount of Notes theretofore issued remains outstanding immediately following each such redemption and (ii) the redemption shall occur within 90 days of the closing of any such Equity Offering.

(c) In addition, at any time prior to August 15, 2016, the Company may redeem all or part of the Notes at a Redemption Price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest, if any, to the date of redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

6.	Notice of Redemption.

A notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $150,000 may be redeemed in part but only in whole multiples of $1,000. On and after the redemption date, unless the Company defaults in making the redemption payments, interest ceases to accrue on Notes or portions thereof called for redemption.

7.	Mandatory Redemption.

Except as set forth in paragraph 8 below, the Company shall not be required to make mandatory redemption payments with respect to the Notes.

8.	Repurchase at Option of Holder.

(a) If there is a Change of Control, unless notice of redemption of the Notes in whole has been given pursuant to Sections 3.04 and 3.08 of the Indenture, the Company shall be required to make an offer (a “Change of Control Offer”) to purchase all or any part (equal to $150,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”). Notice of a Change of Control Offer shall be mailed within 30 days following a Change of Control to each Holder of the Notes containing the information set forth in Section 4.17 of the Indenture.

Ex. A-6

(b) When the aggregate amount of Excess Proceeds from one or more Asset Sales exceeds $25 million, the Company shall make an offer to all Holders of Notes (and holders of other Indebtedness of the Company to the extent required by the terms of such other Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and other such Indebtedness) that does not exceed the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate principal amount of Notes (and such other Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such other Indebtedness) tendered exceeds the amount of Excess Proceeds, the Notes (and such other Indebtedness) to be purchased shall be selected on a pro rata basis.

9.	Denominations, Transfer, Exchange.

The Notes are in registered form without coupons in denominations of $150,000 or an integral multiple of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the day of any selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.	Persons Deemed Owners.

The registered Holder of a Note may be treated as its owner for all purposes.

11.	Amendment, Supplement And Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes.

12.	Events of Default And Remedies.

Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due (whether payable at maturity, upon redemption or repurchase or otherwise) of principal of or premium, if any, on the Notes; (iii) failure by the Company or its Restricted Subsidiaries to comply with the provisions of Article 5 of the Indenture; (iv) failure by the Company to comply with Sections 3.10, 4.16 or 4.17 of the Indenture, other than a failure to purchase Notes pursuant to an offer commenced under such provisions, which shall be subject to clause (ii) above, for 30 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes; (v) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes to comply with any of its other agreements in the Indenture or the Notes other than those referred to in clauses (i) through (iv) above; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Closing Date (other than Indebtedness owing to the Company or a Restricted Subsidiary that is a Significant Subsidiary), which default (a) is caused by a failure to pay principal after final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $35 million or its foreign currency equivalent, or more without such Indebtedness being discharged or such acceleration having been cured, waived or rescinded within 60

Ex. A-7

days of acceleration; (vii) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by insurance) and such judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the Indenture, any Guarantee of the Notes by a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for other reason to be in full force and effect, or any Guarantor which is a Significant Subsidiary, or any Person acting on behalf of any such Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes; (ix) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; and (x) the Formation Transactions are not consummated in all material respects prior to midnight (New York City time) on August 15, 2013. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes and all other Obligations thereunder to be due and payable by notice in writing to the Company and the Trustee. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes.

13.	Trustee Dealings With Company.

The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, any Guarantor or any Affiliate of the Company, and may otherwise deal with the Company, any Guarantor or any Affiliate of the Company, as if it were not the Trustee.

14.	No Recourse Against Others.

No past, present or future director, officer, employee, incorporator, manager, member, partner or stockholder, of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or such Guarantor under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.	Authentication.

This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (=tenants by the entireties), IT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.	Governing Law.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE), WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

Ex. A-8

18.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

PLAYA RESORTS HOLDING B.V.

c/o Playa Management USA, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attention: David Camhi

Ex. A-9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s sec. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Ex. A-10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.16 or 4.17 of the Indenture, check the appropriate box below:

☐ Section 4.16	☐ Section 4.17

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.16 or Section 4.17 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Ex. A-11

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

Ex. A-12

NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of August 9, 2013 (the “Indenture”) among Playa Resorts Holding B.V. (the “Company”), the Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Indenture are expressly set forth in Article 12 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Ex. A-13

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

PLAYA RESORTS HOLDING B.V.

c/o Playa Management USA, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attention: David Camhi

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, PA 15259

Attention: Corporate Trust – Corporate Finance

Telecopier No.: (412) 234-7535

Re:	8.000% Senior Notes due 2020

Reference is hereby made to the Indenture, dated as of August 9, 2013 (the “Indenture”), among PLAYA RESORTS HOLDING B.V., as issuer (the “Company”), the Guarantors named on the signature pages thereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the

Ex. B-1

Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof; or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

Ex. B-2

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Ex. B-3

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ); or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ); or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(iii)	☐ Unrestricted Global Note (CUSIP); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

Ex. B-4

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

PLAYA RESORTS HOLDING B.V.

c/o Playa Management USA, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030

Attention: David Camhi

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, PA 15259

Attention: Corporate Trust – Corporate Finance

Telecopier No.: (412) 234-7535

Re:	8.000% Senior Notes due 2020

(CUSIP            )

Reference is hereby made to the Indenture, dated as of August 9, 2013 (the “Indenture”), among PLAYA RESORTS HOLDING B.V., as issuer (the “Company”), the Guarantors named on the signature pages thereto and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee. Capitalized terns used but not defined herein shall have the meanings given to them in the Indenture.

                                          (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

Ex. C-1

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE]

☐ 144A Global Note,

☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:	[Insert Name of Transferor]
Name:
Title:

Dated:

Ex. C-2

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [                    ], by and among Playa Resorts Holding B.V., besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands (the “Company”), the entities named as Guarantors on the signature pages hereto (the “New Guarantors” and each a “New Guarantor”) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and certain guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of August 9, 2013 (the “Indenture”), providing initially for the issuance of $300,000,000 in aggregate principal amount of the Company’s 8.000% Senior Notes due 2020 (the “Notes”);

WHEREAS, Sections 4.18 and 12.04 of the Indenture provide that under certain circumstances the Company may cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Joinder. Each of the undersigned hereby acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems fit prior to entering into this Supplemental Indenture, and acknowledges and agrees to (i) join and become party to the Indenture with all rights and obligations as set forth in the Indenture as indicated by its signature below; (ii) be bound by all covenants, agreements, representations, warranties and acknowledgments attributable to the Company or any Guarantor, as the case may be, in the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto, as applicable; and (iii) perform all obligations and duties required of an indemnifying party pursuant to the Indenture.

3. Guarantee. Each of the New Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees the Company’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 12 of the Indenture, and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

4. Releases. A Guarantee as to any Guarantor shall terminate and be of no further force or effect and such Guarantor shall be deemed to be released from all obligations as provided in Section 12.06 of the Indenture

5. Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 13.01 of the Indenture.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7. No Recourse Against Others. No past, present or future director, officer, employee, manager, incorporator, agent or holder of any Equity Interests in the Company or of any New Guarantor or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

8. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH STATUTE). BY THE EXECUTION AND DELIVERY OF THIS SUPPLEMENTAL INDENTURE, EACH OF THE COMPANY AND THE NEW GUARANTORS SUBMITS TO THE JURISDICTION OF ANY FEDERAL OR NEW YORK STATE COURT SITTING, IN EACH CASE, IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, THE UNITED STATES OF AMERICA IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE NOTES.

9. Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable in any jurisdiction, in any respect for any reason, the validity, legality and enforceability of any such provision in every other jurisdiction and in every other respect, and of the remaining provisions, shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

10. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or email (in PDF format or otherwise) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or email (in PDF format or otherwise) shall be deemed to be their original signatures for all purposes.

11. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

12. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantors, and the Trustee assumes no responsibility for their correctness.

13. Successors. All agreements of each of the New Guarantors in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.